                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-60392

PROSPECTUS SUPPLEMENT
(To prospectus dated May 21, 2001)
--------------------------------------------------------------------------------

                                  $45,000,000

                                     [LOGO]

                        Senior Housing Properties Trust

                          8 5/8% Senior Notes Due 2012
-------------------------------------------------------------------------

Company

- We are a real estate investment trust, or REIT, which invests in senior housing real estate, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes.

Notes

- We are offering $45,000,000 aggregate principal amount of our 8 5/8% senior notes due 2012.

- Interest on the notes will be payable semi-annually on January 15 and July 15 each year, beginning July 15, 2002.

- The notes are redeemable in whole or in part at any time. The redemption price will equal the outstanding principal of the notes being redeemed, plus accrued interest and the make-whole amount described on page S-30.

-   There is no sinking fund.

- The notes we are offering by this prospectus supplement form a part of the same series as, and are fungible with, our outstanding 8 5/8% senior notes due 2012 issued on December 20, 2001. On completion of this offering, the aggregate principal amount of outstanding notes of this series will be $245,000,000.

- The notes are Senior Housing Properties Trust's senior unsecured obligations and will rank equally with all of its other existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness.

- The notes will not be listed on any national securities exchange or traded on the Nasdaq system.

Investment in our notes involves risks. You should read carefully the entire prospectus and this prospectus supplement including the section entitled "Risk factors" that begins on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              Per
                                                              Note                  Total
-----------------------------------------------------------------------------------------
Price to public                                               100.625%       $45,281,250
-----------------------------------------------------------------------------------------
Underwriting discounts                                          1.875%       $   843,750
-----------------------------------------------------------------------------------------
Proceeds, before expenses, to Senior Housing Properties
  Trust                                                         98.75%       $44,437,500
-----------------------------------------------------------------------------------------

  The price of the notes will also include accrued interest from December 20, 2001.

The underwriter is offering our notes as described in "Underwriting". The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 28, 2001.

                                  UBS Warburg

          The date of this prospectus supplement is December 20, 2001.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                         Page
                                       --------
        Prospectus supplement

Documents incorporated by
  reference..........................      ii
Where you can find more
  information........................      ii
Prospectus supplement summary........     S-1
Summary unaudited pro forma financial
  data...............................     S-3
Risk factors.........................     S-7
Use of proceeds......................    S-14
Capitalization.......................    S-15
Selected historical consolidated
  financial data.....................    S-16
Our Company..........................    S-18
Our tenants and property
  operations.........................    S-22
Management...........................    S-26
Description of notes.................    S-29
Description of other indebtedness....    S-38
Material federal income tax
  consequences.......................    S-40
Underwriting.........................    S-45
Legal matters........................    S-47
Experts..............................    S-47
Glossary.............................    S-48
Index to pro forma financial
  statements.........................     P-1

                                         Page
                                       --------
             Prospectus

Senior Housing Properties Trust......       1
SNH Capital Trusts...................       1
Risk factors.........................       3
Use of proceeds......................       3
Ratio of earnings to fixed charges...       3
Description of debt securities.......       4
Description of common shares.........      12
Description of preferred shares......      13
Description of depositary shares.....      18
Description of warrants..............      22
Description of trust preferred
  securities and trust guarantee.....      23
Description of certain provisions of
  Maryland law and our declaration of
  trust and bylaws...................      27
Plan of distribution.................      35
Validity of the offered securities...      36
Experts..............................      36
Where you can find more
  information........................      36
Documents incorporated by
  reference..........................      37

--------------------------------------------------------------------------------

REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "WE," "US," "OUR," "SENIOR HOUSING" OR THE "COMPANY" MEAN SENIOR HOUSING PROPERTIES TRUST AND ALL OF ITS SUBSIDIARIES, UNLESS OTHERWISE NOTED OR THE CONTEXT OTHERWISE REQUIRES. REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "FIVE STAR" MEAN FIVE STAR QUALITY CARE, INC., ONE OF OUR WHOLLY-OWNED SUBSIDIARIES, AND ALL OF ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "CRESTLINE" MEAN CRESTLINE CAPITAL CORPORATION AND ALL OF ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "MARRIOTT" MEAN MARRIOTT SENIOR LIVING SERVICES, INC., A 100% OWNED SUBSIDIARY OF MARRIOTT INTERNATIONAL, INC., AND ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "NOTES" MEAN THE 8 5/8% SENIOR NOTES DUE 2012 OFFERED HEREBY.

                                   ---------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

You should rely only on the information contained or incorporated in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy any Five Star common shares, nor shall there be any offer, solicitation of an offer to buy or sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus relating to the Five Star common shares is available from Five Star at its office.

Documents incorporated by reference

In addition to the documents incorporated by reference or deemed incorporated by reference in the accompanying prospectus, the following documents, which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated into this prospectus supplement and specifically made a part hereof:

- our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2001; and

- our Current Reports on Form 8-K dated June 11, 2001, June 18, 2001, June 27, 2001, August 9, 2001, September 21, 2001, October 3, 2001, as
    amended, November 5, 2001, December 6, 2001, December 13, 2001, December 18, 2001, and December 20, 2001.

We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus supplement but before the end of this offering:

-   Reports filed under Sections 13(a) and (c) of the Exchange Act;

- Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

-   Any reports filed under Section 15(d) of the Exchange Act.

You may request a copy of any of these filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

    Investor Relations
    Senior Housing Properties Trust
    400 Centre Street
    Newton, Massachusetts 02458
    (617) 796-8350

Where you can find more information

You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the internet at the SEC's site at http://www.sec.gov.

--------------------------------------------------------------------------------

Prospectus supplement summary

THIS DOCUMENT MAY NOT CONTAIN ALL OF THE INFORMATION IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU SHOULD ALSO READ THE DOCUMENTS REFERRED TO IN "DOCUMENTS INCORPORATED BY REFERENCE".

OUR COMPANY

We are a real estate investment trust (REIT) which invests in senior housing properties. We own 86 properties located in 23 states. At September 30, 2001, our properties had combined book value before depreciation of $593 million. Our largest tenant is Marriott, which operates properties representing 55% of our total investments. Assuming the completion of the pending transactions described in "Recent developments", we will own 117 properties located in 28 states with a book value before depreciation of $1.2 billion, and our properties will be leased as follows (dollars in thousands):

                      Senior Housing Investments by Lease

                           After Pending Transactions

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  TENANT / OPERATOR                              AFTER PENDING TRANSACTIONS
Marriott International, Inc.                           $325,472                         27%
Five Star Quality Care, Inc. (56 properties)           $144,834                         12%
Five Star Quality Care, Inc. (31 Marriott properties)  $600,000                         50%
Five private company tenants                            $21,062                          2%
Integrated Health Services, Inc.                        $15,598                          2%
Genesis Health Ventures, Inc.                           $13,007                          1%
HEALTHSOUTH Corporation                                 $73,422                          6%

RECENT DEVELOPMENTS

- AGREEMENT TO ACQUIRE 31 MARRIOTT SENIOR LIVING FACILITIES FOR $600 MILLION. In August 2001, we agreed to acquire 31 senior living communities from Crestline for $600 million. These senior living properties are managed by Marriott under long-term agreements. The closing of this acquisition is subject to conditions, including approval by Marriott under its management agreements. While we cannot be certain that we will be able to complete this acquisition, we expect this acquisition to be completed in January 2002.

- SPIN-OFF OF FIVE STAR QUALITY CARE, INC. In December 2001, we declared a spin-off distribution to our shareholders of substantially all of our share ownership of Five Star. While we cannot be certain that we will be able to complete this spin-off, we expect the spin-off to be completed in December 2001. Upon completion of this spin-off, Five Star will lease 56 senior living properties which are now operated for our account. The minimum rent for these properties will be $7 million per year. If we complete our acquisition of the 31 Marriott properties from Crestline, we expect to lease these properties to Five Star for minimum rent of $63 million per year.

- SALE OF 14 MILLION COMMON SHARES. In October 2001, we issued 14,047,000 common shares. The net proceeds of $172 million from this sale were used to repay all of the outstanding borrowings under our revolving bank credit facility and the remainder is expected to be used partially to capitalize Five Star in connection with its spin-off and partially to fund the acquisition of the 31 senior living communities from Crestline.

- SALE OF $200 MILLION 8 5/8% SENIOR NOTES DUE 2012. On December 20, 2001, we issued $200 million of senior notes of the same series as the $45 million of notes in this offering. The net proceeds from our completed sale, together with proceeds from our common share sale described above, are expected to be used to partially fund the acquisition of the 31 senior living communities from Crestline.

OUR PROPERTIES

Most of our investments are in up market senior housing properties which derive a majority of their revenues from private pay residents and are not dependent upon government Medicare and Medicaid programs. Assuming the completion of the acquisition described in "Recent developments", 79% of our total investments will be in properties which derive a majority of their revenues from residents' private resources (dollars in thousands):

                    Senior Housing Investments by Source of
                      Revenues After Pending Transactions

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Private              $947,015  79%
Medicare / Medicaid  $246,380  21%

CAPITAL STRUCTURE

At September 30, 2001, our debts totaled $40 million, or 8% of our total capitalization. At September 30, 2001, and after giving effect to our October 2001 equity offering, our completed sale of $200 million of senior notes and this offering of notes, our debts will total $253 million, or 28% of our total capitalization. Assuming the completion of this offering and the pending transactions described in "Recent developments", our pro forma adjusted capitalization will be as follows (dollars in thousands):

                       Senior Housing Adjusted Pro Forma
                   Capitalization After Pending Transactions

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

common equity                   $581,496  53%
trust preferred securities       $27,394   2%
revolving bank credit facility    $7,000   1%
senior notes                    $245,000  22%
mortgages and capital leases    $242,486  22%

ORGANIZATION AND PRINCIPAL PLACE OF BUSINESS

We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 796-8350.

Summary unaudited pro forma financial data

The following chart shows certain unaudited pro forma financial data and ratios related to the twelve months ended September 30, 2001, as adjusted for this offering, the completed December 2001 notes sale and the October 2001 equity offering and giving further pro forma effect to the pending transactions described in "Recent developments". This table should be reviewed in connection with our audited and unaudited financial statements and our unaudited pro forma financial statements which are included or incorporated by reference in this prospectus supplement.

                                                                                   As of or for the
                                                                        Twelve Months Ended September 30, 2001
                                                      ---------------------------------------------------------------------------
                                                                                  As Adjusted for     As Adjusted for the October
                                                                          the October 2001 equity      2001 equity offering, this
                                                                          offering, the completed         offering, the completed
                                                                         December 2001 notes sale        December 2001 notes sale
                                                        Actual                  and this offering        and pending transactions
                                                      -----------   -----------------------------   -----------------------------
                                                                                (dollars in thousands)
Statement of income data (1):
Rental income.......................................   $ 47,799     $                      46,749   $                     116,749
Facilities' operations revenue......................    170,681                           170,681                              --
Other income........................................      9,485                             2,380                           7,080
                                                       --------     -----------------------------   -----------------------------
  Total revenues....................................    227,965                           219,810                         123,829
Interest expense....................................      7,671                            22,532                          43,383
Distributions on trust preferred securities.........        749                             2,811                           2,811
Facilities' operations expense......................    166,230                           166,230                              --
Depreciation expense................................     19,298                            19,104                          34,854
Other expense.......................................     11,089                             4,230                           7,730
                                                       --------     -----------------------------   -----------------------------
  Total expenses....................................    205,037                           214,907                          88,778
Income before gain on sale of properties............     22,928                             4,903                          35,051

Other data:
EBIDA (1)(2)........................................   $ 50,646     $                      49,350   $                     116,099
Number of properties................................         86                                86                             117

Balance sheet data:
Cash and cash equivalents...........................   $  8,084     $                     387,182   $                         477
Real estate properties, at cost.....................    597,865                           597,865                       1,193,479
Total assets........................................    561,648                           945,890                       1,117,440
Total debt..........................................     40,100                           252,707                         493,093
Trust preferred securities..........................     27,394                            27,394                          27,394
Total shareholders' equity..........................    459,861                           631,496                         581,496

Selected ratios:
Debt/Adjusted Total Assets..........................       6.2%                             24.6%                           40.0%
Secured Debt/Adjusted Total Assets..................       6.2%                              0.9%                           20.2%
Consolidated Income Available for Debt Service/Debt
  Service for the last twelve months (1)............       6.6x                              2.8x                            2.7x
Total Unencumbered Assets/Unsecured Debt............        n/a                              3.0x                            2.1x

----------

(1) Amounts in the second and third column of figures also reflect the pro forma effect of our October 2000 sale of four properties.

(2) EBIDA represents earnings before gain on sale of properties, interest, distributions on trust preferred securities and depreciation. We understand that some industry analysts and investors consider EBIDA to be useful in analyzing the operating performance of a company and its ability to service debt. EBIDA, however, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBIDA is not a measure determined in accordance with generally accepted accounting principles and is thus susceptible to varying interpretations and calculations, EBIDA, as presented, may not be comparable to other similarly titled measures of other companies. EBIDA does not represent an amount of funds that is available for our discretionary use.

The offering

Issuer....................................  Senior Housing Properties Trust.

Securities offered........................  $45,000,000 aggregate principal amount of 8 5/8% senior notes due 2012.

Maturity..................................  January 15, 2012.

Interest rate.............................  8 5/8% per annum.

Interest payment dates....................  Semi-annually on January 15 and July 15 of each year, commencing July 15, 2002.

Series....................................  The notes form a part of the same series as, and are fungible with, our outstanding 8 5/8% senior notes due
                                            2012 issued on December 20, 2001. On completion of this
                                            offering, the aggregate principal amount of outstanding
                                            notes of this series will be $245,000,000.

Ranking...................................  The notes will be senior unsecured obligations and will rank equally with all of our existing and future
                                            unsecured senior indebtedness.

                                            The notes will be effectively subordinated to all
                                            existing and future indebtedness of our subsidiaries. The
                                            notes will also be effectively subordinated to our
                                            existing and future secured indebtedness.

                                            The notes will be senior to our trust preferred
                                            obligations.

Optional redemption.......................  We may redeem all or a portion of the notes at any time at a redemption price equal to the sum of (i) the
                                            principal amount being redeemed, (ii) accrued interest to
                                            the redemption date and (iii) the make-whole amount, if
                                            any, with respect to the notes being redeemed, as
                                            described below in "Description of notes--Optional
                                            redemption".

Change of Control.........................  Under some conditions involving a Change of Control, we are required to make an offer to purchase the notes at a
                                            price equal to 101% of their principal amount plus
                                            accrued interest.

Certain covenants.........................  The notes indenture contains various covenants, including the following:

                                            -  We will not be able to incur additional Debt if the
                                               aggregate principal amount of our outstanding Debt is
                                               greater than 60% of Adjusted Total Assets.

                                            -  We will not be able to incur additional Debt if the
                                               aggregate principal amount of our outstanding Secured
                                               Debt is greater than 40% of Adjusted Total Assets.

                                            -  We will not be able to incur additional Debt unless
                                               our Consolidated Income Available for Debt Service
                                               is at least 2.0 times our Annual Debt Service.

                                            -  We will maintain Total Unencumbered Assets of at least
                                            1.5 times our Unsecured Debt.

                                            These covenants are complex and are described below in
                                            more detail at "Description of notes--certain covenants".

Sinking fund..............................  The notes are not entitled to any sinking fund payments.

Form and denomination.....................  Each note will be initially issued in book-entry form only. Each note issued in book-entry form will be
                                            represented by one or more fully registered global
                                            securities deposited with or on behalf of The Depository
                                            Trust Company and registered in the name of The
                                            Depository Trust Company or its nominee. Interests in the
                                            global securities will be shown on, and transfers thereof
                                            will be effected only through, records maintained by The
                                            Depository Trust Company (with respect to its
                                            participants) and its participants (with respect to
                                            beneficial owners). Except in limited circumstances,
                                            notes issued in book-entry form will not be exchangeable
                                            for notes issued in registered certificated form.

Trustee, registrar and paying agent.......  State Street Bank and Trust Company.

Use of proceeds...........................  To partially fund our pending acquisition of 31 senior living properties or for general business purposes,
                                            including other acquisitions.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

We have made statements in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts but are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements concern:

- our ability to conclude our pending acquisition of 31 senior living properties from Crestline;

-   our ability to complete the spin-off of Five Star;

-   the possible expansion of our portfolio;

-   the performance of our tenants and properties;

-   our ability to make interest and principal payments;

-   our policies and plans regarding investments, financings and other matters;

-   our tax status as a real estate investment trust;

-   our ability to appropriately balance the use of debt and equity; and

-   our ability to access capital markets or other sources of funds.

Also, when we use any of the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions, we are making forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, without limitation:

-   whether we complete the Five Star spin-off on contemplated terms;

- the ability of Crestline and us to satisfy conditions to closing our acquisition of 31 senior living properties;

- the impact of changes in the economy and the capital markets on us and our tenants;

- compliance with and changes to regulations and payment policies within the real estate, senior housing and healthcare industries;

-   changes in financing terms;

- competition within the real estate, senior housing and healthcare industries; and

-   changes in law.

The information contained in "Risk factors", our Annual Report on Form 10-K which is incorporated by reference in the accompanying prospectus, including the information contained in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and our Current Reports on
Form 8-K incorporated by reference in this prospectus supplement identify other important factors that could cause such differences.

--------------------------------------------------------------------------------

Risk factors

An investment in the notes involves various risks. Investors should carefully consider the following risk factors, as well as the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference.

RISK FACTORS RELATING TO OUR COMPANY

The Crestline transaction may not close.

We expect to acquire 31 Marriott senior living properties from Crestline and lease them to Five Star. The rent from this lease is expected to represent 54% of our pro forma annual rents. The closing of the Crestline transaction is subject to conditions, including approval by Marriott under its operating agreements. The closing of the Crestline transaction is also subject to healthcare regulatory approvals. We expect to hold a substantial portion of the net proceeds from this offering in cash or short-term investments until our expected closing of the Crestline transaction in January 2002. During the period that we have substantial cash balances on hand, our consolidated income available for debt service will be substantially less than the pro forma amounts which give effect to the pending acquisition presented in this prospectus supplement. If the Crestline acquisition does not close, we expect to use these cash balances including the proceeds of this offering to seek alternative investments, but we will have broad discretion and you will be relying upon our judgment in these matters. If the Crestline acquisition does not close, our consolidated income available for debt service may be adversely affected.

We may be unable to complete the spin-off.

We have declared a spin-off distribution of substantially all of our ownership of Five Star to our shareholders. The Five Star spin-off is subject to various healthcare regulatory approvals. Although we expect the Five Star spin-off will occur on December 31, 2001, it may not occur by that time or at all. Final terms of the Five Star spin-off may be different from those we now expect. Upon completion of the Five Star spin-off, we expect to lease 56 properties currently operated for our account to Five Star for minimum rent of $7 million per year. If we cannot complete the Five Star spin-off or if the Five Star spin-off terms are changed, we may realize rent or income from these properties which may be less than the pro forma amounts which give effect to the pending spin-off presented in this prospectus supplement. Also, if we cannot complete the Five Star spin-off, we will need to make alternate arrangements to find a tenant for the 31 Marriott properties we intend to acquire from Crestline. Any of these events could have a material adverse impact upon our business or our status as a REIT and could make it difficult or impossible for us to pay debt service due noteholders.

Financial difficulties at Five Star could adversely affect us.

If we complete the Five Star spin-off and the Crestline transaction, Five Star will be our largest tenant, responsible for $70 million in our annual rent (including $63 million in rents from the properties to be acquired from Crestline and $7 million in rents from the 56 properties currently operated for our account), or 60% of our total annual rents. Five Star's initial equity capital will be $50 million. Although we expect Five Star's initial capitalization will be adequate to support its current business plan, Five Star will have limited resources and, if the Five Star operations decline, Five Star may default on its lease obligations to us.

Changes at Marriott could adversely affect us.

Rents from Marriott for 14 of our present properties produce over half our current total rent. On a pro forma basis assuming the completion of the Five Star spin-off and the Crestline transaction, 26% of our pro forma total rent will be produced by these 14 properties. In addition, Marriott will operate

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

the 31 senior living properties which we expect to acquire from Crestline and lease to Five Star for rents which will represent 54% of our pro forma total rent. We regard Marriott as a strong credit tenant and competent manager of senior living properties. Nonetheless, the Marriott leases for the 14 properties we currently own extend to 2013, the Marriott operating agreements for the 31 senior living properties we expect to acquire from Crestline extend to 2027, and Marriott's financial condition and the performance of its leased and managed properties may change. Because our investment in properties leased to or operated by Marriott is expected to generate a large percentage of our income, any adverse change in Marriott's financial condition or its operation of these properties may adversely affect our cash flow and our ability to meet our obligations to noteholders.

We may be unable to access the capital necessary to repay debt principal or to grow.

Because we are a REIT, we are required to distribute 90% of our taxable income to shareholders and we generally cannot use income from operations to repay debt principal or to fund our growth. Accordingly, our financing and growth strategies depend, in large part, upon our ability to raise additional capital at reasonable costs to meet our principal debt obligations and to fund new investments. We expect to assume or incur a substantial amount of debt in completing the Crestline transaction. We believe we will be able to raise additional debt and equity capital at reasonable costs to refinance the debt we incur at or prior to its maturity and to invest at yields which exceed our cost of capital. However, our ability to raise reasonably priced capital is not guaranteed. We may be unable to raise reasonably priced capital because of reasons related to our business or for reasons beyond our control, such as market conditions. If we cannot access capital on reasonable terms we may be unable to repay the notes at their maturity or to grow.

One of our tenants is in bankruptcy.

One of our properties is currently leased to a tenant that is in bankruptcy. This lease provides us rent of $1.2 million per year. Although this tenant is paying this rent to us, it may cease to do so in the future or may otherwise exercise rights available to it pursuant to the United States Bankruptcy Code. Also, because of the financial difficulties facing the nursing home industry generally, some of our other nursing home tenants may file for bankruptcy or stop paying rent to us.

HEALTHSOUTH has committed a non-monetary default.

On September 6, 2001, HEALTHSOUTH notified us that it intends to close one of our five healthcare properties which it leases, but that it expects to continue paying rent to us for this property through the remainder of the lease term. We have notified HEALTHSOUTH that its closure of this property is a default under its lease even if the rent is continuously paid. We believe that the closure of this property may have a negative effect upon the value of this property. If HEALTHSOUTH's default matures into an event of default under the lease, we may have the right, among other actions, to assert a cross default under our other leases with HEALTHSOUTH, to accelerate all rents due to us from HEALTHSOUTH and to seek damages from HEALTHSOUTH. We do not know how HEALTHSOUTH would respond to our exercise of any of these rights. We have engaged counsel and are undertaking a dialogue with HEALTHSOUTH about this matter, but we cannot predict the outcome of HEALTHSOUTH's action or of the present dialogue.

Operations at repossessed properties may be unprofitable.

As a result of tenant bankruptcies, we repossessed or acquired properties from bankrupt former tenants. The former tenants surrendered these properties to us because they were unwilling or unable to pay us their contractual rent. Tax laws applicable to REITs restrict the types of activities and investments we can make to improve the operations of repossessed properties. These continuing operations have been producing less operating profit than the rent which we previously received for

--------------------------------------------------------------------------------
S-8
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Risk factors
--------------------------------------------------------------------------------

these properties and we expect that this will continue. Prior to completion of the Five Star spin-off, we are exposed to these risks directly. If we complete the Five Star spin-off, these risks will primarily impact Five Star, but may also adversely affect Five Star's ability to pay rent to us.

Our repossessed properties may not be managed effectively.

Tax laws applicable to REITs required us to hire a manager for repossessed nursing homes. Our managing trustees organized FSQ, Inc., or FSQ, to perform this service. Five Star expects to acquire FSQ upon completion of the Five Star spin-off. Although we believe that there are advantages to us in employing a manager which is not burdened by other nursing home operations, FSQ is, and Five Star will be, a new company with a limited operating history and a staff that has been assembled for less than two years which does not have extensive experience working together. Accordingly, FSQ or Five Star may be unable to effectively manage our repossessed properties or execute their business plans effectively.

Our properties and their operations are subject to complex regulations.

Physical characteristics of senior housing properties are mandated by various governmental authorities. Changes in these regulations may require significant expenditures. Our triple net leases require our tenants to maintain our properties in compliance with applicable laws and we generally try to monitor their doing so. However, when our tenants suffer financial distress, maintenance of our properties may be neglected. The properties which we repossessed or acquired from former tenants required significant expenditures to address deferred maintenance and make them attractive to residents. From the time we repossessed these properties through September 30, 2001, we expended $6 million in an effort to correct deferred maintenance issues and we expect to fund additional amounts prior to the Five Star spin-off. We expect that as part of the spin-off, Five Star will undertake to complete these projects with the cash we provide to Five Star on the spin-off date. After the Five Star spin-off has occurred, we may finance additional projects in exchange for increased rents from Five Star. Our available financial resources may be insufficient to fund additional expenditures required to keep these properties operating in accordance with regulations, or Five Star's financial resources may be insufficient to meet any increased rental obligations to us.

State licensing and Medicare and Medicaid laws require nursing home operators to comply with extensive standards governing nursing home operations. During the past three years, the Federal Centers for Medicare and Medicaid Services, or the Federal Centers, have increased their efforts to enforce Medicare and Medicaid standards and their oversight of state agencies which survey nursing homes and investigate complaints. When deficiencies are identified, sanctions and remedies such as denials of payment for new Medicare and Medicaid admissions, civil money penalties, state oversight and loss of Medicare and Medicaid participation, may be imposed. The Federal Centers and the states are increasingly using such sanctions and remedies when deficiencies, especially those involving findings of substandard care or repeat violations, are identified. Such sanctions and remedies have been imposed on some of our nursing homes and may be imposed in the future. Failure of our operators or tenants, including FSQ or Five Star, to maintain compliance with applicable laws and regulations or to correct deficiencies at nursing home properties in a timely manner could result in sanctions or remedies being imposed in the future, and our or our tenants' financial results may be adversely affected by these sanctions.

The operations of some of our properties are dependent upon payments from the Medicare and Medicaid programs.

At many of our properties, other than those leased to or operated by Marriott, a substantial majority of the operating revenues are received from the Medicare and Medicaid programs. Since 1998, the

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

federal government has been implementing a prospective payment system which has lowered Medicare rates paid to nursing homes. Many state Medicaid programs also have adopted rate setting formulas to limit Medicaid rates. As a result, in some instances Medicare and Medicaid rates no longer cover costs incurred by operators of our properties. At present there is an active debate within the federal government and within many state governments between advocates who want to raise Medicare and Medicaid rates and others who want to retain or lower current Medicare and Medicaid rates. We cannot predict the outcome of this debate. Some of the individual properties which we repossessed from bankrupt former tenants do not earn revenues in excess of their operating expenses. However, we believe that all of our tenants except HEALTHSOUTH presently derive operating income from our leased properties in excess of our rents. Tenants or operators who cannot cover their operating costs may cease to pay our rent.

Healthcare operations are subject to litigation risks and increasing insurance costs.

There are various federal and state laws prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims for Medicare and Medicaid payments and laws that govern patient referrals. The state and federal governments seem to be devoting increasing resources to anti-fraud initiatives against healthcare providers. In some states, advocacy groups have been created to monitor the quality of care at senior housing properties, and these groups have brought litigation against operators. Also, in several instances private litigation by nursing home patients has succeeded in winning very large damage awards for alleged abuses. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our tenants and incurred by us for the repossessed operations. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of nursing homes and other senior housing properties continues. Continued cost increases could adversely effect our tenants' abilities to pay our rents and our earnings from repossessed properties.

Competition has adversely affected some of our properties.

During the 1990s a large number of new assisted living facilities were developed. In most states these properties are subject to less stringent regulations than nursing homes and can operate with comparatively fewer personnel and at comparatively lower costs. As a result of offering newer accommodations at equal or lower costs, these assisted living facilities and other senior living alternatives, including home healthcare, often attract those who would have previously become nursing home residents; and our nursing home properties now generally have lower occupancies than five years ago. Moreover, many of the residents attracted to new assisted living facilities were the most profitable nursing home patients, being those who paid higher private pay rates rather than Medicaid or Medicare rates and those who required lesser amounts of care.

Historically, nursing homes have been somewhat protected from competition by state requirements of obtaining certificates of need to develop new properties; however, these barriers are being eliminated in many states. Also, there are few regulatory barriers to competition for home healthcare or for independent and assisted living services. These competitive factors have caused some of the nursing homes which we own to decline in value. This decline may continue as assisted living facilities or providers of other elderly care alternatives such as home healthcare expand their businesses. Similar risks face each of our tenants and operators. These risks and competition from businesses which may be larger or have greater financial resources may have the impact of preventing our tenants and operators from maintaining or improving occupancy at our properties, which will increase the risks of defaults under our leases.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

We may be unable to remain a REIT.

As a REIT we generally do not pay federal and state income taxes. However, our continued qualification as a REIT is dependent upon our compliance with complex provisions of the amended Internal Revenue Code of 1986, for which there are available only limited judicial or administrative interpretations. For example, one of our bankrupt former tenants delivered to us several nursing homes, which it owned free of debt, in partial satisfaction of its default obligations to us, and we took possession of these properties through subsidiaries. We have treated, and will continue to treat prior to the Five Star spin-off, these subsidiaries as so-called taxable REIT subsidiaries, as provided under applicable tax code provisions, in reliance on our belief and an opinion from our counsel that although the matter is not free from doubt, it is more likely than not that these subsidiaries qualify for this treatment. We cannot assure you that, upon review or audit, the IRS will agree with our approach. Also, a REIT may not have retained C corporation "earnings and profits", as defined in the Internal Revenue Code, as of the end of any calendar year. To acquire the 31 Marriott properties from Crestline we have agreed to purchase certain Crestline subsidiaries. Some of these subsidiaries have multi-year historical operations as subsidiaries of different parent companies. Our investigation of the historical operations of these Crestline subsidiaries indicates that these entities do not have historical retained earnings and profits which will jeopardize our status as a REIT. However, we may learn new facts between now and December 31, 2002, or, upon review or audit, the IRS may disagree with our conclusion. If we find we have succeeded to undistributed earnings and profits from the acquired Crestline subsidiaries, to preserve our status as a REIT we will need to distribute any or all of these undistributed earnings and profits not later than December 31, 2002. If we cease to be a REIT, we would violate a covenant in our revolving bank credit facility, our ability to raise capital could be adversely affected and we may be subject to material amounts of federal and state income taxes.

Our business dealings with our managing trustees may create conflicts of interest.

We have no employees. Personnel and other services which we require are provided to us under contract by our investment manager, REIT Management & Research LLC, or RMR. RMR is owned by our managing trustees, Barry Portnoy and Gerard Martin. Similarly, the operations of the properties which we repossessed or acquired from bankrupt former tenants are managed for us currently by FSQ, and FSQ is owned by Messrs. Portnoy and Martin. If the Five Star spin-off is completed, Messrs. Portnoy and Martin will each receive shares of Five Star as consideration for Five Star's acquisition of FSQ. We pay RMR a fee based in large part upon the amount of our investments in properties. This fee arrangement could encourage RMR and Messrs. Portnoy and Martin to advocate acquisitions and discourage sales by us. RMR also acts as the investment manager for two other publicly owned REITs: HRPT Properties Trust, or HRPT, which owns and operates office buildings, and Hospitality Properties Trust, or HPT, which owns and leases hotels. HRPT is our largest shareholder. If the Five Star merger with FSQ is completed, we expect that RMR will provide services to Five Star under a shared services agreement for which it will receive a fee.
Messrs. Portnoy and Martin also serve as managing trustees of HRPT and HPT and are directors of Five Star. These multiple responsibilities could create competition among these companies for the time and efforts of RMR and Messrs. Portnoy and Martin.

All of the contractual arrangements between us and RMR or FSQ have been, and all of the arrangements between Five Star and FSQ and Five Star and RMR will be, approved by our trustees or the directors of Five Star other than Messrs. Portnoy and Martin. We believe that the quality and depth of management available to us by contracting with RMR and FSQ could not be duplicated by our being a self-advised company or by our contracting with unrelated third parties without considerable cost increases. However, the fact that we believe these relationships have been beneficial

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

to us in the past does not guarantee that these related party transactions may not be detrimental to us in the future.

Real estate ownership creates risks and liabilities.

Our business is subject to the following risks associated with real estate ownership:

-   casualty losses, some of which may be uninsured;

-   defaults and bankruptcies by our tenants and operators;

- the illiquid nature of real estate, which may limit our ability to sell our assets rapidly to respond to changing economic conditions;

- lease expirations which are not renewed or for properties which can only be relet at lower rents;

- costs which may be incurred relating to maintenance and repair, and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act; and

- environmental hazards, including those created by prior owners or occupants, existing tenants, abutters or other persons for which we may be liable.

RISK FACTORS RELATING TO THE NOTES

We will have substantial outstanding debt and will be able to incur additional debt.

At September 30, 2001, our debt after giving effect to our October 2001 equity offering, our completed December 2001 senior notes sale and this offering of notes is 28% of our total capitalization. Giving further pro forma effect to the Crestline acquisition and the Five Star spin-off, our debt is 45% of our total capitalization. The notes indenture permits us and our subsidiaries to incur additional debt, including secured debt.

The notes will be effectively subordinated to the debts of our subsidiaries and to our secured debt.

We conduct substantially all of our business through, and all of our properties are owned by, subsidiaries. Consequently, our ability to pay debt service on the notes will be dependent upon the cash flow of our subsidiaries and payments by those subsidiaries to us as dividends or otherwise. Our subsidiaries are separate legal entities and have their own liabilities. In addition, one of our subsidiaries is a borrower, and we and our other subsidiaries have guaranteed obligations under our revolving bank credit facility, and some or all of our subsidiaries in the future may guaranty other obligations. Therefore payments due to you on the notes are effectively subordinated to liabilities of our subsidiaries, including their borrowings under our credit facility and guaranty liabilities. The notes are also effectively subordinated to our secured debt. At September 30, 2001: our total debt was $40 million, all of which was subsidiary debt and secured; as adjusted to give effect to our October 2001 equity offering and this offering, total debt of our subsidiaries was $9 million which was secured by two mortgages; giving further effect to the Crestline acquisition and the Five Star spin-off, total debt of our subsidiaries will be $249 million, all of which will be secured by mortgages.

Our ability to repurchase the notes upon a Change of Control may be limited.

Under some conditions involving a Change of Control, you will have the right to require us to purchase notes you hold at 101% of their principal amount plus accrued interest, as described in "Description of notes--Repurchase of notes upon a Change of Control". The conditions which give rise to this purchase obligation are limited to specified transactions and may not include events that adversely affect our financial condition, result in a credit rating downgrade or result in our becoming

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S-12

Risk factors
--------------------------------------------------------------------------------

highly leveraged. Our ability to purchase notes from you will depend on the availability to us of sufficient funds, the terms of our other indebtedness and our ability to comply with applicable securities laws. Accordingly, there can be no assurance that we will be able to purchase the notes if we are required to do so.

The notes may be redeemed before maturity, and you may be unable to reinvest proceeds at the same or a higher rate.

We may redeem all or a portion of the notes at any time. The redemption price will equal the principal amount being redeemed, plus accrued interest to the redemption date, plus in some circumstances a make-whole amount, as described under "Description of notes". If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

A market for the notes may not develop.

The notes offered hereby are of the same series as our notes which were sold on December 20, 2001. After the issuance of these notes, the total principal amount of notes in this series will be $245 million. This series of notes is a recent issue for which only limited trading has developed. We do not intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system. We can give no assurance that an active trading market for the notes will exist in the future. Even if a market does exist in the future, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for fixed income securities, by changes in our financial performance or prospects, or by changes in the prospects for REITs or for the senior living industry generally.

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                                                                            S-13

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds of this offering, after paying underwriting discounts and other expenses, will be $44 million. We expect to apply substantially all of the net proceeds from this offering to partially fund the pending acquisition described in "Recent developments" in early 2002. Unless and until we use the net proceeds of this offering to close the pending acquisition, the net proceeds of this offering may be deposited in interest-bearing accounts or invested in short-term securities, including securities that may not be investment grade rated. Because we expect that there may be several weeks between this offering and the closing of the pending acquisition, some or all of the net proceeds of this offering may be used in the interim for our general business purposes, including possible new acquisitions; and in that event we expect to draw funds under our bank credit facility to complete the pending acquisition. If the pending acquisition does not occur, we will use the net proceeds of this offering for general business purposes, including other acquisitions.

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S-14

--------------------------------------------------------------------------------

Capitalization

The following table describes our actual capitalization as of September 30, 2001, our capitalization as adjusted to give effect to our October 2001 equity offering, the completed December 2001 notes sale and to this offering and further adjustments to reflect the pending Five Star spin-off and the Crestline transactions, each described in "Recent developments", which we expect to occur. We cannot assure you that we will complete the Five Star spin-off or the Crestline transaction. This offering is not conditioned upon completion of either the Five Star spin-off or the Crestline transaction. In addition, neither the pending Five Star spin-off nor the pending Crestline transaction is conditioned upon completion of the other pending transaction.

                                                                                                    As Adjusted for
                                                                                                   the October 2001
                                                                             As Adjusted for       equity offering,
                                                                            the October 2001          the completed
                                                                        equity offering, the          December 2001
                                                                  At      completed December       notes sale, this
                                                           September         2001 notes sale           offering and
                                                            30, 2001       and this offering   pending transactions
-------------------------------------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
Cash and cash equivalents..............................     $8,084     $             387,183                   $476
Debt:
  Revolving bank credit facility.......................    $31,000     $                  --                 $7,000
  8 5/8% senior notes due 2012.........................         --                   243,607(1)              243,607(1)
  Mortgages and capital leases.........................      9,100                     9,100                242,486
                                                         ---------     ---------------------   --------------------
  Total debt...........................................     40,100                   252,707                493,093
                                                         ---------     ---------------------   --------------------
Trust preferred securities.............................     27,394                    27,394                 27,394
                                                         ---------     ---------------------   --------------------
Shareholders' equity...................................    459,861                   631,496                581,496
                                                         ---------     ---------------------   --------------------
Total capitalization...................................   $527,355     $             911,597             $1,101,983
                                                         =========     =====================   ====================

---------

(1) Represents the $245 million principal amount of notes in this series at their public offering prices, including the $45 million of notes at the price shown on the cover of this prospectus supplement of 100.625% and the $200 million of notes sold in our completed December 2001 notes sale at their public offering price of 99.163%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected historical consolidated financial data

Set forth below is selected financial data for the periods and dates indicated. Prior to October 12, 1999, we and our properties were owned by HRPT. The following data is presented as if we were a separate entity from HRPT for all periods. This financial data has been derived from HRPT's historical financial statements for periods prior to October 12, 1999. Per share data has been presented as if our shares were outstanding for all periods prior to October 12, 1999. The following table includes pro rata allocations of HRPT's interest expense and general and administrative expenses for periods prior to October 12, 1999. In the opinion of our management, the methods used for allocating interest and general and administrative expenses are reasonable. However, it is impossible to estimate all operating costs that we would have incurred as a public company separate from HRPT. Accordingly, the net income shown is not necessarily indicative of results that we would have realized as a separate company. Additionally, year to year comparisons are impacted by property acquisitions and dispositions during historical periods, including our repossession of certain facilities in 2000 in connection with two tenant bankruptcies. The data for the nine month periods ended September 30, 2001 and 2000, are derived from our unaudited financial statements which, in the opinion of our management, include all adjustments necessary for a fair presentation of our results of operations and financial position for such periods. The results of operations for the nine months ended September 30, 2001, are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. This data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and accompanying notes included in our 2000 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended September 30, 2001. In addition, you should review our pro forma financial statements contained herein and in our Current Report on Form 8-K dated December 20, 2001.

--------------------------------------------------------------------------------

Selected historical consolidated financial data
--------------------------------------------------------------------------------

                                                                                                      Nine Months
                                                        Year Ended December 31,                   Ended September 30,
                                          ----------------------------------------------------   ---------------------
Income statement data:                      1996       1997       1998       1999       2000       2000        2001
----------------------------------------------------------------------------------------------   ---------------------
                                                            (dollars in thousands, except per share)
Rental and mortgage interest income.....  $70,442    $83,213    $86,757    $89,076    $64,438     $49,880    $ 33,302
Facilities' operations revenue(1).......       --         --         --         --         --          --     170,681
Other income............................       --        958      1,549      1,714     11,084       2,557         897
                                          -------    -------    -------    -------    -------     -------    --------
  Total revenues........................   70,442     84,171     88,306     90,790     75,522      52,437     204,880
Depreciation............................   15,383     17,826     18,297     22,247     20,140      15,379      14,537
Interest expense........................   14,719     16,958     19,293     18,768     15,366      12,595       4,900
Distributions on trust preferred
  securities............................       --         --         --         --         --          --         749
Facilities' operations expenses(1)......       --         --         --         --         --          --     166,230
Other expenses..........................    3,899      4,664      4,480     34,941      8,994       5,261       7,356
                                          -------    -------    -------    -------    -------     -------    --------
  Total expenses........................   34,001     39,448     42,070     75,956     44,500      33,235     193,772
Income before gain on sale of
  properties............................   36,441     44,723     46,236     14,834     31,022      19,202      11,108
Net income..............................   36,441     44,723     46,236     14,834     58,437      19,202      11,108
Per share:
  Income before gain on sale of
    properties..........................  $  1.40    $  1.72    $  1.78    $  0.57    $  1.20     $  0.74    $   0.41
  Net income............................     1.40       1.72       1.78       0.57       2.25        0.74        0.41
Other data:
Number of facilities at period end:
  Leased or mortgaged by us.............       83         88         93         93         28          32          28
  Operated for our account..............       --         --         --         --         58          57          58
EBIDA(2)................................  $66,543    $79,507    $83,826    $85,849    $66,528     $47,176    $ 30,545
Ratio of earnings to fixed charges......     3.5x       3.6x       3.4x       1.8x       4.8x        2.5x        3.0x

                                                            At December 31,
                                       ---------------------------------------------------------   At September 30,
Balance sheet data:                      1996        1997        1998        1999        2000            2001
------------------------------------------------------------------------------------------------   -----------------
                                                         (dollars in thousands, except per share)
Real estate properties, at cost......  $692,034    $720,987    $732,393    $708,739    $593,395         $597,865
Real estate mortgages receivable,
  net................................    38,270      38,134      37,826      22,939          --               --
Total assets.........................   679,201     692,586     686,296     654,000     530,573          561,648
Total debt...........................        --          --          --     200,000      97,000           40,100
Trust preferred securities...........        --          --          --          --          --           27,394
Total shareholders' equity...........   664,492     646,938     642,069     409,406     422,310          459,861

----------

(1) During 2001, our investments in properties formerly leased to Mariner and Integrated began to be operated for our account and as a result we began to account for facilities operating revenues and expenses.

(2) EBIDA represents earnings before gain on sale of properties, interest, distributions on trust preferred securities and depreciation. We understand that some industry analysts and investors consider EBIDA to be useful in analyzing the operating performance of a company and its ability to service debt. EBIDA, however, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBIDA is not a measure determined in accordance with generally accepted accounting principles and is thus susceptible to varying interpretations and calculations, EBIDA, as presented, may not be comparable to other similarly titled measures of other companies. EBIDA does not represent an amount of funds that is available for our discretionary use. EBIDA presented above excludes, in 1999, asset writedowns and reserves of $30 million included in other expenses related to the bankruptcies of two of our tenants, Mariner and Integrated.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Our Company

We are a REIT which invests in senior housing real estate, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes.

Most of our properties derive a majority of their revenues from private pay residents. The following chart shows our investments by their majority revenue source as of September 30, 2001, and after pending acquisition described in "Recent developments".


                                                    At September         After pending
Payor Source                                          30, 2001             acquisition
--------------------------------------------------------------------------------------
Private                                            $347,015    58%   $  947,015    79%

Medicare/Medicaid                                   246,380    42%      246,380    21%
                                                   --------   ----   ----------   ----
                                                   $593,395   100%   $1,193,395   100%

PROPERTIES

At September 30, 2001, we owned 86 properties located in 23 states which had a combined book value, before depreciation, of $593 million. Assuming completion of the pending acquisition described in "Recent developments", we will own 117 properties located in 28 states with combined book value, before depreciation, of $1.2 billion.

        Location of Senior Housing Properties After Pending Acquisition

                                     [MAP]

--------------------------------------------------------------------------------

Our Company
--------------------------------------------------------------------------------

                                                      At September 30, 2001                After acquisition
                                                 --------------------------------   --------------------------------
Location of properties by state                   Number of    Book value before     Number of    Book value before
-------------------------------                  properties       depreciation      properties       depreciation
--------------------------------------------------------------------------------------------------------------------
                                                                 (in thousands)                     (in thousands)
Arizona........................................            5              $28,012             8              $92,377
California.....................................            7               48,991             9              111,379
Colorado.......................................            7               27,805             7               27,805
Connecticut....................................            3               14,710             3               14,710
Delaware.......................................            -                    -             5               57,745
Florida........................................            5              131,990            11              217,193
Georgia........................................            4               12,308             4               12,308
Illinois.......................................            1               36,742             1               36,742
Indiana........................................            -                    -             1               18,976
Iowa...........................................            7               11,377             7               11,377
Kansas.........................................            1                1,320             2               18,843
Kentucky.......................................            -                    -             3               41,112
Maryland.......................................            1               33,080             1               33,080
Massachusetts..................................            5               73,422             6               95,386
Michigan.......................................            2                9,086             2                9,086
Missouri.......................................            2                3,788             2                3,788
Nebraska.......................................           15               13,437            15               13,437
New Jersey.....................................            1               13,007             2               46,343
New Mexico.....................................            -                    -             1               26,125
Ohio...........................................            1                3,445             2               30,933
Pennsylvania...................................            1               15,598             1               15,598
South Carolina.................................            -                    -             1                3,706
South Dakota...................................            3                7,589             3                7,589
Texas..........................................            1               12,410             6              152,479
Virginia.......................................            3               57,666             3               57,666
Washington.....................................            1                5,192             1                5,192
Wisconsin......................................            8               25,175             8               25,175
Wyoming........................................            2                7,245             2                7,245
                                                 -----------   ------------------   -----------   ------------------
Total..........................................           86             $593,395           117           $1,193,395
                                                 ===========   ==================   ===========   ==================

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                                                                            S-19
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Our Company
--------------------------------------------------------------------------------

PROPERTIES TO BE ACQUIRED FROM CRESTLINE

The following table provides additional information about the 31 Marriott managed properties which we expect to acquire from Crestline:

                                     Independent
                                          Living       Assisted      Special         Skilled
     Location                         Apartments   Living Units    Care Beds    Nursing Beds      Total
     --------                       ------------   ------------   ----------   -------------   --------
  1  Peoria              AZ                  155             79           --              57       291
  2  Scottsdale          AZ                  167             33           --              96       296
  3  Tucson              AZ                  202             30           27              67       326
  4  San Diego           CA                  146             --           --              59       205
  5  San Diego           CA                  100            100           --              --       200
  6  Newark              DE                   62             26           --             110       198
  7  Wilmington          DE                  140             37           --              66       243
  8  Wilmington          DE                   71             44           --              46       161
  9  Wilmington          DE                   --             51           26              31       108
 10  Wilmington          DE                   62             15           --              82       159
 11  Coral Springs       FL                  184             62           --              35       281
 12  Deerfield Beach     FL                  198             33           --              60       291
 13  Ft. Lauderdale      FL                   --            109           --              --       109
 14  Ft. Myers           FL                   --             85           --              --        85
 15  Palm Harbor         FL                  230             87           --              --       317
 16  West Palm Beach     FL                  276             64           --              --       340
 17  Indianapolis        IN                  117             --           30              74       221
 18  Overland Park       KS                  117             30           --              60       207
 19  Lafayette           KY                  149             --           --              --       149
 20  Lexington           KY                   --             22           --             111       133
 21  Louisville          KY                  240             24           --              60       324
 22  Winchester          MA                   --            125           --              --       125
 23  Lakewood            NJ                  217            108           31              60       416
 24  Albuquerque         NM                  114             34           --              60       208
 25  Columbus            OH                  143             87           25              60       315
 26  Myrtle Beach        SC                   --             60           36              68       164
 27  Dallas              TX                  190             38           --              90       318
 28  El Paso             TX                  123             --           15             120       258
 29  Houston             TX                  197             71           60              87       415
 30  San Antonio         TX                  151             30           28              60       269
 31  Woodlands           TX                  239            100           16              --       355
                                    ------------   ------------   ----------   -------------    ------
     31 properties                         3,990          1,584          294           1,619     7,487
     13 states                             (53%)          (21%)         (4%)           (22%)     (100%)

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Our Company
--------------------------------------------------------------------------------

TYPES OF FACILITIES

Our present business plan contemplates investments in properties which offer four types of senior housing accommodations, including some properties that combine more than one type in a single building or campus.

SENIOR APARTMENTS. Senior apartments are marketed to residents who are generally capable of caring for themselves. Residence is usually restricted on the basis of age. Purpose built properties may have special function rooms, concierge services, high levels of security and assistance call systems for emergency use. Residents at these properties who need healthcare or assistance with the activities of daily living are expected to contract independently for these services with homemakers or home healthcare companies.

INDEPENDENT LIVING PROPERTIES. Independent living properties, or congregate communities, also provide high levels of privacy to residents and require residents to be capable of relatively high degrees of independence. Unlike a senior apartment property, an independent living property usually bundles several services as part of a regular monthly charge--for example, one or two meals per day in a central dining room, weekly maid service or a social director may be offered. Additional services are generally available from staff employees on a fee-for-service basis. In some independent living properties, separate parts of the property are dedicated to assisted living or nursing services.

ASSISTED LIVING FACILITIES. Assisted living facilities are typically comprised of one bedroom suites which include private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24 hour availability of assistance with the activities of daily living such as dressing and bathing. Professional nursing and healthcare services are usually available at the property on call or at regularly scheduled times. Since the early 1990s there has been significant growth in the number of purpose built assisted living facilities.

NURSING HOMES. Nursing homes generally provide extensive nursing and healthcare services similar to those available in hospitals, without the high costs associated with operating theaters, emergency rooms or intensive care units. A typical purpose built nursing home includes mostly two-bed units with a separate bathroom in each unit and shared dining and bathing facilities. Some private rooms are often available for those residents who pay higher rates or for patients whose medical conditions require segregation. Nursing homes are generally staffed by licensed nursing professionals 24 hours per day.

During the past few years, nursing home owners and operators have faced two significant business challenges. First, the rapid expansion of the assisted living industry which started in the early 1990s has attracted a number of residents away from nursing homes. This was especially significant because the residents who chose assisted living facilities previously had often been the most profitable residents in the nursing homes. These residents required a lesser amount of care and were able to pay higher private rates rather than government rates.

The second major challenge arose as a result of Medicare and Medicaid cost containment laws, particularly 1997 federal legislation that required the Medicare program to implement a prospective payment program for various subacute services provided in nursing homes. Implementation of this Medicare prospective payment program began on July 1, 1998. Prior to the prospective payment program, Medicare generally paid nursing home operators based upon audited costs for services provided. The prospective payment system sets Medicare rates based upon government estimated costs of treating specified medical conditions. Although it is possible that a nursing home may increase its profit if it is able to provide quality services at below average costs, we believe that the effect of the new Medicare rate setting methodology has been and will be to reduce the profitability of Medicare services in nursing homes. This belief is based upon our observation of the impact of similar Medicare changes that were implemented for hospitals during the 1980s and the large number of bankruptcies which have occurred in the nursing home industry since the implementation of the Medicare prospective payment system began.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Our tenants and property operations

Our financial condition depends, in part, on the financial condition of our tenants and upon our properties' operations. The following table shows our investments by tenant/operator at September 30, 2001, and assuming completion of pending transactions described in "Recent developments" (dollars in thousands):

                                             At September 30,              After pending
             Tenant/Operator                             2001              transactions
             ---------------                -----------------   -----------------------------------
Five Star Quality Care/Marriott             $      0      0%       $  600,000             50%
Marriott International                       325,472     55%          325,472             27%
Five Star Quality Care                       144,834     24%          144,834             12%
HEALTHSOUTH                                   73,422     12%           73,422              6%
Private Companies                             21,062      4%           21,062              2%
Integrated Health                             15,598      3%           15,598              2%
Genesis Health                                13,007      2%           13,007              1%
                                            --------    ----       ----------            ----
                                            $593,395    100%       $1,193,395            100%

The following table lists our total pro forma rent for the 12 month period ended September 30, 2001, assuming completion of pending transactions described in "Recent developments".

                           Senior Housing Rents After
                              Pending Transactions

                                                                         Annual rent        Current lease
Tenant:                                                       (dollars in thousands)           expiration
---------------------------------------------------------------------------------------------------------
Five Star/Marriott..........................................         $ 63,000                    12/31/17
Marriott....................................................           30,665                    12/31/13
HEALTHSOUTH.................................................           10,044                      1/1/06
Five Star...................................................            7,000                    12/31/18
Genesis.....................................................            1,471                    12/31/05
Integrated Health...........................................            1,200                    12/31/10

Private companies:

  Huron & Sioux Falls, SD (3 properties)....................              986                     1/31/13
  Fresno, CA................................................              900                     9/30/15
  Seattle, WA...............................................              801                    12/31/05
  Grove City, OH............................................              375                    12/31/03
  St. Joseph, MO............................................              307                    12/31/01
                                                                     --------          ------------------
                                                                     $116,749                     7/12/15
                                                                                         14 years average
                                                                                        (weighted by rent)

MARRIOTT. Marriott is our most important tenant. Our historical investment in the 14 properties (4,030 units) which we lease to Marriott is $325 million, which represents 55% of our total investments before depreciation at September 30, 2001. Our depreciated book value of these properties at September 30, 2001, was $272 million. If we complete the Crestline transaction, our total investment in properties operated by Marriott will represent 77% of our pro forma investments before depreciation. These properties predominately offer independent and assisted living services, and 89% of revenues at these properties are paid by residents from private resources. Our lease to Marriott expires in 2013. Marriott has four all or none renewal options for five years each. The lease requires

--------------------------------------------------------------------------------

Our tenants and property operations
--------------------------------------------------------------------------------

minimum annual rent of $28 million, plus increases equal to 4.5% of net patient revenue increases at these properties since 1994. The rent paid in 2000 was $30 million. Marriott International, Inc. has guaranteed our lease for these 14 properties. If we complete the Crestline transaction and the Five Star spin-off, we expect to lease the 31 Marriott properties which we acquire from Crestline to Five Star for minimum rent of $63 million per year plus 5% of net patient revenues increases at these properties after 2002. Marriott International will not guaranty this lease to Five Star. Marriott International is a NYSE listed company whose major businesses are developing, operating and managing hotels, senior living properties and timeshare resorts. At September 7, 2001, Marriott International reported total assets of $9.0 billion and stockholders' equity of $3.6 billion and its unsecured senior debt is investment grade rated.

HEALTHSOUTH. We lease five nursing homes (762 beds) to HEALTHSOUTH Corporation. Our historical investment in these properties is $73 million, which represents 12% of our total investments before depreciation at September 30, 2001. Our depreciated book value of these properties at September 30, 2001, was $44 million. If we complete the Crestline transaction and the Five Star spin-off, this investment in properties leased to HEALTHSOUTH will represent 6% of our pro forma investments before depreciation. These leases expire in January 2006. HEALTHSOUTH has several renewal options, but we do not expect that these renewal options will be exercised. The lease requires minimum annual rent of $10 million plus increases equal to 3% of the increase in revenues at the leased properties in excess of revenues for the year ended May 31, 2000. Based upon information provided to us by HEALTHSOUTH, we believe that the net operating income of these properties is less than the rent paid to us. HEALTHSOUTH is a NYSE listed company whose principal businesses are in-hospital rehabilitation services, outpatient rehabilitation services and outpatient surgery services. At September 30, 2001, HEALTHSOUTH reported total assets of $7.4 billion and stockholders' equity of $3.7 billion and its senior unsecured long-term debt is currently rated Ba1 by Moody's Investors Service and BBB- by Standard & Poor's. As stated above in "Risk factors--HEALTHSOUTH has committed a non-monetary default", we have recently begun a dialogue with HEALTHSOUTH concerning its decision to cease operations at one of our leased properties while it continues to pay rent during the lease term. We and HEALTHSOUTH are now considering various proposals to avoid litigation concerning this matter, including the possibility that we may exchange our properties for others which we would lease to HEALTHSOUTH on mutually acceptable terms. Our current negotiations with HEALTHSOUTH are preliminary and we do not know if they will be successfully concluded or if the results of this dialogue will materially change our relationship with HEALTHSOUTH.

INTEGRATED HEALTH. We lease one nursing home (140 beds) to Integrated Health Services, Inc. Our historical investment in this property is $16 million, which represents 3% of our total investments before depreciation at September 30, 2001. If we complete the Crestline transaction and the Five Star spin-off, our investment in this property will represent 2% of our total pro forma investments before depreciation. Our depreciated book value of this property was $9 million at September 30, 2001. This lease expires in 2010, and Integrated has three renewal options for a total of 30 years. The annual rent payable to us for this lease is $1.2 million plus annual increases beginning in 2004 based upon the Consumer Price Index. Integrated is a large, publicly owned, nursing home and home health services company. Integrated filed for bankruptcy in 2000, but the lease for this property was amended pursuant to an agreement of the parties, and our lease payments have remained current since then.

GENESIS. We lease one nursing home (150 beds) to a subsidiary of Genesis Health Ventures, Inc. Our historical investment in this property is $13 million, which represents 2% of our total investments before depreciation at September 30, 2001. If we complete the Crestline transaction and the Five Star spin-off, our investment in this property will represent 1% of our total pro forma investments before

--------------------------------------------------------------------------------

Our tenants and property operations
--------------------------------------------------------------------------------

depreciation. Our depreciated book value of this property was $11 million at September 30, 2001. This lease expires in 2005, and Genesis has three renewal options totaling an additional 25 years. The lease currently requires annual rent of $2 million which increases annually by $13,000. Genesis Health Ventures, Inc., is a large, publicly owned, nursing home company. Genesis and its subsidiary which is our tenant filed for bankruptcy in 2000. A plan of reorganization was confirmed and both Genesis and its subsidiary which is our tenant were discharged from bankruptcy on October 2, 2001. Despite these bankruptcy filings, we have continued to receive rent on a current basis.

OTHER TENANTS. As of September 30, 2001, and continuing through the date of this prospectus supplement, we lease seven properties to five privately owned tenants as follows (dollars in thousands):

                                                              Historical
                                                  Type of     investment           Book
                                          property/no. of         before    value after     Current                Current
Location                                    beds or units   depreciation   depreciation   rent/year       lease expiration
--------------------------------------------------------------------------------------------------------------------------
Huron and Sioux Falls, SD             2 nursing homes and   $      7,589   $      5,732   $     986      January 31, 2013
  (3 properties)                        1 assisted living
                                 facility; 361 beds/units

Seattle, WA                                 nursing home;          5,192          3,986         801     December 31, 2005
                                                 103 beds

Fresno, CA                                  nursing home;          3,503          2,634         900    September 30, 2015
                                                 180 beds

Grove City (Columbus), OH                   nursing home;          3,445          2,801         375     December 31, 2003
                                                 200 beds
St. Joseph, MO                              nursing home;          1,333          1,094         307     December 31, 2001
                                                 120 beds
--------------------------------------------------------------------------------------------------------------------------
7 properties, in 5 states,            6 nursing homes and   $     21,062   $     16,247   $   3,369          2001 to 2015
  leased to 5 tenants                   1 assisted living
                                 facility; 964 beds/units

All of the leases provide for renewal options except for the lease for the Missouri property. The lease for the Missouri property expired during 2001, but was extended to December 31, 2001. We continue to have discussions with this tenant regarding a possible purchase of this property.

FSQ AND FIVE STAR. In 2000, two of our tenants, Integrated and Mariner Post-Acute Network, Inc., filed for bankruptcy. Effective July 1, 2000, we entered settlements with these tenants. Pursuant to the Integrated settlement, we assumed the financial responsibility for 41 nursing homes, operations for five nursing homes formerly managed by Integrated were assumed by the primary tenant, HEALTHSOUTH, and the lease for one nursing home was amended as described above. Pursuant to the Mariner settlement, we assumed financial responsibility for 17 nursing homes. Since July 1, 2000, we closed operations at two of these nursing homes, and we purchased an assisted living facility in the vicinity of a nursing home formerly leased to Mariner. As a result of these activities, at September 30, 2001, 56 healthcare properties, including 54 nursing homes and two assisted living facilities, located in 12 states, with 5,270 beds were managed for our account. Our historical investment in these properties, after impairment write-downs, is $145 million, which represents 24% of our total investments before depreciation at September 30, 2001. If we complete the spin-off and the Crestline transaction, our investment in these 56 properties will represent 12% of our total pro forma investments before depreciation. Our depreciated book value of these properties was $120 million at September 30, 2001.

--------------------------------------------------------------------------------

Our tenants and property operations
--------------------------------------------------------------------------------

Tax laws applicable to REITs require that we engage a manager to operate repossessed properties, and our managing trustees organized FSQ, Inc., or FSQ, for this purpose. FSQ has assembled a staff of 87 personnel in our home office and in six regional offices who supervise a staff of 5,100 full time equivalent employees at these healthcare properties. Since July 1, 2000, we and FSQ have obtained all of the healthcare licenses and entered various Medicare and Medicaid contracts necessary to operate these properties for our account. Our present business plan is to operate these properties through FSQ until we consummate the Five Star spin-off. At that time, we expect Five Star will acquire FSQ. As part of the Five Star spin-off we will contribute to Five Star operating assets and liabilities of the 56 operating properties and cash with a combined net book value of $50 million.

For the five quarterly periods that FSQ has operated the properties which we repossessed or acquired from former tenants, our net operating income before depreciation from these operations was as follows (dollars in thousands):

                                                                                NOI
Quarter ended                                                      NOI   annualized
-----------------------------------------------------------------------------------
September 30, 2000..........................................   $1,228    $    4,912
December 31, 2000...........................................    1,292         5,168
March 31, 2001..............................................    1,376         5,504
June 30, 2001...............................................    1,519         6,076
September 30, 2001..........................................    1,556         6,224

After the Five Star spin-off, we expect that these 56 properties will be leased to Five Star. We expect that the lease will expire in 2018 and that Five Star will have one renewal option for all, and not less than all, of the properties for 15 years. We expect the annual rent payable to us under this lease to be $7 million plus increases beginning in 2004 equal to 3% of revenues at each property during a year in excess of revenues at each property during 2003.

If we acquire the 31 Marriott properties from Crestline, Five Star will simultaneously acquire the operating assets and liabilities of these properties. Any excess of operating liabilities over operating assets will be funded to Five Star by us. On a pro forma basis at September 30, 2001, this excess was $3.6 million. Upon closing of the Crestline transaction we also expect to lease these 31 properties to Five Star. This lease will expire in 2017, and Five Star will have two renewal options for all, and not less than all, of these properties totaling an additional 15 years. We expect the annual rent payable to us will be $63 million plus increases beginning 2003 equal to 5% of revenues at each property during a year in excess of revenues at each property during 2002.

Assuming completion of the Five Star spin-off and the Crestline transaction and the leases to Five Star of the 56 nursing homes and the 31 Marriott properties acquired from Crestline, Five Star will be our tenant for properties in which we have invested $745 million, or 62% of our total pro forma investments before depreciation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management

Our trustees and executive officers are as follows:

                     Name                             Age                      Position
-----------------------------------------------------------------------------------------------------------
Barry M. Portnoy...............................     56      Managing Trustee (term expires in 2003)
Gerard M. Martin...............................     67      Managing Trustee (term expires in 2004)
Bruce M. Gans, M.D.............................     54      Independent Trustee (term expires in 2003)
John L. Harrington.............................     65      Independent Trustee (term expires in 2004)
Arthur G. Koumantzelis.........................     71      Independent Trustee (term expires in 2002)
David J. Hegarty...............................             President, Chief Operating Officer and
                                                    45      Secretary
John R. Hoadley................................     30      Treasurer and Chief Financial Officer

BARRY M. PORTNOY is one of our managing trustees and has been since our formation in 1998. He is also a managing trustee of HRPT Properties Trust, or HRPT, and Hospitality Properties Trust, or HPT, and has been since they began business in 1986 and 1995, respectively. Mr. Portnoy is also a director and 50% owner of Reit Management & Research LLC, or RMR, our investment manager. From 1978 through March 1997, Mr. Portnoy was a partner of the law firm of Sullivan & Worcester LLP, our counsel, and was chairman of that firm from 1994 through 1997. Mr. Portnoy is and will remain a director of Five Star.

GERARD M. MARTIN is one of our managing trustees and has been since our formation in 1998. Mr. Martin is also a managing trustee of HRPT and HPT and has been since they began business in 1986 and 1995 respectively. Mr. Martin is also a director and 50% owner of RMR. Mr. Martin is and will remain a director of Five Star.

BRUCE M. GANS, M.D. has been Executive Vice President and Chief Medical Officer at Kessler Rehabilitation Corporation, a healthcare services provider headquartered in West Orange, New Jersey, since June 1, 2001. From April 1999 to May 31, 2001, Dr. Gans was Senior Vice President for Continuing Care and Chairman of Physical Medicine and Rehabilitation at North Shore Long Island Jewish Health System, a healthcare services provider headquartered in New Hyde Park, New York and Professor of Physical Medicine and Rehabilitation at the Albert Einstein College of Medicine in New York City. From 1989 through March 1999, Dr. Gans was a Professor and Chairman of the Department of Physical Medicine and Rehabilitation at Wayne State University and a Senior Vice President of the Detroit Medical Center, both located in Detroit, Michigan.
Dr. Gans was a trustee of HRPT from October 1995 through October 1999. Dr. Gans has been one of our trustees since we became a separate public company in October 1999. When the Five Star spin-off is completed, Dr. Gans will resign as one of our trustees and will become a director of Five Star.

JOHN L. HARRINGTON has been the Chief Executive Officer of the Boston Red Sox Baseball Club, Executive Director and Trustee of the Yawkey Foundation and a Trustee of the JRY Trust for over five years. The Yawkey Foundation and JRY Trust are not-for-profit charitable foundations headquartered in Dedham, Massachusetts. Mr. Harrington was a trustee of HRPT from 1991 to 1995 and a trustee of HPT and Senior Housing since those companies became publicly owned in 1995 and 1999, respectively. Mr. Harrington will become a director of Five Star when the Five Star spin-off is completed.

ARTHUR G. KOUMANTZELIS has been the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, located in Lexington, Massachusetts since June 1998. Since April 2000, he has served as the President, Chief Executive Officer and a member of the Board of Directors of Peponi Investments, LLC, a private company, also located in Lexington, Massachusetts. In addition, Mr. Koumantzelis has served as Treasurer and has been a 33% stockholder of Mosaic

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

Communications Group, LLC, a media company, since December 2000. He is also a Trustee of Milo Trust and Lemoni Trust and a member of the Board of Directors of Wang Healthcare Information Systems, Inc.; all of which are private companies headquartered in Massachusetts. From 1990 until February 1998, Mr. Koumantzelis was Senior Vice President and Chief Financial Officer of Cumberland
Farms, Inc., a private company headquartered in Canton, Massachusetts, engaged in the convenience store business and the distribution and retail sale of gasoline. Mr. Koumantzelis was a trustee of HRPT from 1992 to 1995, and he has been a trustee of HPT and Senior Housing since they became publicly owned in 1995 and 1999, respectively. Mr. Koumantzelis will become a director of Five Star when the Five Star spin-off is completed.

DAVID J. HEGARTY has been our President, Chief Operating Officer and Secretary since our organization in 1998. From August 2000 to October 2001 he has also been our acting Treasurer and Chief Financial Officer and the acting Treasurer of Five Star. Since January 1998, Mr. Hegarty has been a Director, President and Secretary of RMR. Mr. Hegarty was the President and Chief Operating Officer of HRPT from April 1994 through October 1999. Mr. Hegarty has served RMR and its affiliates in various capacities since 1987. Prior to 1987, Mr. Hegarty was an audit manager with Ernst & Young LLP. Mr. Hegarty is a certified public accountant.

JOHN R. HOADLEY has been our Treasurer and Chief Financial Officer since October 2001. He was our Controller from May 2000 to October 2001 and the Controller of Five Star from October 2000 to October 2001, and the Controller of HPT from October 1999 to October 2001. Since March 1998, Mr. Hoadley has served in various capacities for RMR and its affiliated companies. Prior to March 1998, Mr. Hoadley was employed by Arthur Andersen LLP as a senior auditor.
Mr. Hoadley is a certified public accountant.

There are no family relationships among any of our trustees or executive officers. Executive officers serve at the discretion of our board of trustees.

Our declaration of trust provides that a majority of our board of trustees will be composed of independent trustees who are neither affiliated with Senior Housing's investment manager nor serve as officers of Senior Housing. Dr. Gans and Messrs. Harrington and Koumantzelis are Senior Housing's independent trustees. The board of trustees makes all major investment and policy decisions affecting Senior Housing.

RMR provides management services and investment advice to us. RMR also acts as an investment manager to HRPT and HPT and has other business interests.
Messrs. Portnoy and Martin own RMR. Messrs. Portnoy and Martin and Mr. David J. Hegarty are the directors of RMR. The officers of RMR are Mr. Hegarty, President and Secretary, John G. Murray, Executive Vice President, Evrett W. Benton, Jennifer B. Clark, John R. Hoadley, David M. Lepore, Bruce J. Mackey Jr., John
A. Mannix, Thomas M. O'Brien, Vice Presidents and John C. Popeo, Treasurer.

Under the terms of our agreement with RMR, we pay RMR an annual advisory fee calculated on the basis of total assets under management (0.7% of $250 million plus 0.5% of additional assets) plus an incentive fee for each year equal to 15% of the annual increase and funds from operations per common share multiplied by the weighted average number of common shares outstanding in each year, but in no event more than $0.02 per common share multiplied by the weighted average number of common shares outstanding in each year. Incentive fees are paid in our common shares.

We do not have any employees separate from RMR. Employees of RMR provide services which might otherwise be provided by our employees. Similarly, RMR provides our office space. Although we do not have significant general and administrative operating expenses in addition to fees payable to RMR, we are required to pay various other expenses relating to our activities, including the costs and

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

expenses of acquiring, owning and disposing of our real estate (including taxes, appraisals, third party diligence, brokerage, audit and legal fees), our cost of borrowing money and our cost of securities listing, transfer, registration and compliance with public reporting requirements. Also, we pay the fees and expenses of our independent trustees.

We have entered into management agreements with FSQ, Inc. under which FSQ manages healthcare facilities for us. FSQ is owned by Messrs. Martin and Portnoy. FSQ receives a fee equal to 5% of the net patient revenues at managed facilities.

Messrs. Martin and Portnoy each have material interests in the transactions between us and each of FSQ and RMR. All business transactions between us, on the one hand, and RMR and FSQ on the other hand, have been approved by our independent trustees.

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Description of notes

The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of debt securities set forth under "Description of Debt Securities" in the accompanying prospectus. We have provided a Glossary at the end of this prospectus supplement to define certain capitalized words used in discussing the terms of the notes. References in this section to "we," "us," "our," "Senior Housing" and the "Company" mean Senior Housing and not its subsidiaries.

GENERAL

The notes offered by this prospectus supplement form part of the same series as our outstanding 8 5/8% senior notes due 2012 issued on December 20, 2001, and will be issued under the indenture, dated as of December 20, 2001, as supplemented by a supplemental indenture dated December 20, 2001 and to be further supplemented by a supplemental indenture to be dated December 28, 2001 (together, the Indenture), between us and State Street Bank and Trust Company. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. This prospectus supplement briefly outlines some of the provisions of the Indenture. These summaries are not complete. If you would like more information on these provisions, review the copy of the Indenture that we have filed with the SEC. See "Where you can find more information". You may also review the Indenture at the trustee's corporate trust office at Two International Place, Boston, Massachusetts 02110.

The notes offered by this prospectus supplement and the other notes of the same series have the same terms, other than issue date and issue price. These notes will have the same CUSIP number as and, upon issuance, will trade interchangeably with the other notes in the series. Upon completion of this offering, the aggregate principal amount of the notes of this series will be $245,000,000. This series may be reopened and we may from time to time issue additional notes of the same series. The notes will mature (unless previously redeemed) on January 15, 2012. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described under "--Book entry system and form of notes."

The notes will be senior unsecured obligations of Senior Housing and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The notes will not be guaranteed by our subsidiaries. The notes will be effectively subordinated to our mortgages and other secured indebtedness, and to all liabilities of our subsidiaries. Accordingly, such prior indebtedness will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held properties. As of September 30, 2001, on an as adjusted basis giving effect to this offering, our completed December 2001 notes sale, our October 2001 equity offering and pending transactions described in "Recent developments", the total indebtedness of our subsidiaries will be $249 million. In addition, one of our subsidiaries is the borrower under our bank credit facility, and we and all of our other subsidiaries are guarantors of our bank credit facility and may be guarantors of future credit facilities. Our outstanding other indebtedness is described below under "--Description of other indebtedness."

We and our subsidiaries may also incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "--Certain covenants--limitations on incurrence of debt".

Except as described below under "--Certain covenants", "--Merger, consolidation or sale" and "--Repurchase of notes upon a change of control" and under "Description of Debt Securities--Merger, Consolidation or Sale" and "--Certain Covenants" in the accompanying Prospectus, the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would

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afford you protection in the event of (1) a highly leveraged or similar transaction involving us or any of our affiliates, (2) a change of control, or
(3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect you. In addition, subject to the limitations set forth below under "--Certain covenants", "--Merger, consolidation or sale" and "--Repurchase of notes upon a change of control" or under "Description of Debt Securities--Merger, Consolidation or Sale" and "--Certain Covenants" in the accompanying Prospectus, we may, in the future, enter into transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which might have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction.

INTEREST AND MATURITY

The notes will bear interest at the rate per annum set forth on the cover page of this prospectus supplement from December 20, 2001, or from the immediately preceding interest payment date to which interest has been paid. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2002, to the persons in whose names the notes are registered at the close of business on January 1 and July 1, as the case may be, immediately before the interest payment dates. Accrued interest is also payable on the date of maturity or earlier redemption of the notes. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

The notes may be redeemed at any time at our option, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed, (ii) accrued interest thereon to the redemption date and (iii) the Make-Whole Amount (as defined below), if any, with respect to the notes, upon terms and conditions described in the Indenture.

After notice of optional redemption has been given as provided in the Indenture, if funds for the redemption of any notes called for redemption have been made available on the redemption date, notes called for redemption will cease to bear interest on the date fixed for the redemption specified in the redemption notice and the only right of the holders of the notes will be to receive payment of the redemption price.

Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the notes register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by the holder to be redeemed.

We will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of notes to be redeemed and the redemption date. If less than all the notes are to be redeemed, the Trustee shall select, pro rata or by lot or by any other method that the Trustee considers fair and appropriate under the circumstances, notes to be redeemed. Notes may be redeemed in part in the minimum authorized denomination for notes or in any integral multiple thereof.

As used herein:

"MAKE-WHOLE AMOUNT" means, in connection with any optional redemption or accelerated payment of the notes, the excess, if any, of:

     (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in

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       respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date a notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or payment had not been made, over

    (ii) the aggregate principal amount of the notes being redeemed or paid.

"REINVESTMENT RATE" means 0.50% plus the arithmetic mean of the yields under the respective heading Week Ending published in the most recent Statistical Release under the caption Treasury Constant Maturities for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

"STATISTICAL RELEASE" means that statistical release designated H.15(519) or any successor publication that is published weekly by the Federal Reserve System and that establishes annual yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index we designate.

CERTAIN COVENANTS

LIMITATIONS ON INCURRENCE OF DEBT.   We will not, and will not permit any
Subsidiary to, incur any additional Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries' outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles (GAAP) is greater than 60% of the sum (Adjusted Total Assets) of (without duplication):

    (1) our Total Assets as of the end of the calendar quarter covered by our Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and

    (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary on a consolidated basis since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all our and our Subsidiaries' outstanding Secured Debt on a consolidated basis in accordance with GAAP is greater than 40% of Adjusted Total Assets.

In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on

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which such additional Debt is to be incurred shall have been less than 2.0x, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

    (1) such Debt and any other Debt incurred by us and our Subsidiaries on a consolidated basis since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

    (2) the repayment or retirement of any other Debt by us and our Subsidiaries on a consolidated basis since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

    (3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

    (4) in the case of any acquisition or disposition by us or our Subsidiaries on a consolidated basis of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 1.5x the aggregate outstanding principal amount of our and our Subsidiaries' Unsecured Debt on a consolidated basis in accordance with GAAP.

LIMITATIONS ON DISTRIBUTIONS. We will not, and we will not permit any of our Subsidiaries to, make any distribution with respect to our capital stock; purchase, redeem, retire or otherwise acquire for value any shares of our capital stock; or make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Debt (other than Excluded Refundings); unless, immediately after giving pro forma effect to such restricted payment:

    (1) no default under the Indenture shall have occurred and be continuing;

    (2) we and our Subsidiaries could incur at least $1.00 of Debt under the terms of the Indenture; and

    (3) the aggregate sum of all distributions and other restricted payments made after the date of the supplemental indenture shall not exceed the sum of:

       (a) 95% of our aggregate cumulative Funds from Operations accrued on a cumulative basis from the date of the beginning of the first fiscal quarter which includes the date of the supplemental indenture;

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       (b) the aggregate proceeds or values received after the date of the supplemental indenture from the issuance or sale of our equity securities, net of underwriting discounts, commissions, legal fees and the like; and

       (c) $15 million.

Notwithstanding the foregoing, the limitations on restricted payments described above shall not apply to (i) any distribution or other action which is necessary to distribute 100% of our REIT taxable income or to maintain our status as a REIT under the amended Internal Revenue Code of 1986, if in either case the aggregate principal amount of our outstanding Debt on a consolidated basis determined in accordance with GAAP is less than 60% of Adjusted Total Assets;
(ii) any distribution payable in our equity securities; or (iii) the pending Five Star spin-off. Also, we will not be prohibited from making the payment of any distribution within 60 days of the declaration thereof if at the date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

See "Description of Debt Securities--Certain Covenants" in the accompanying prospectus for a description of additional covenants applicable to us.

MERGER, CONSOLIDATION OR SALE

Under the Indenture related to the notes, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

- If we merge out of existence or sell substantially all our assets, the surviving company must be an entity organized under the laws of the United States, any state or the District of Columbia and must agree to be legally responsible for the notes;

- Immediately after the merger, sale of assets or other transaction, we may not be in default under the Indenture. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded; and

- Immediately after the merger, sale of assets or other transaction, we or the successor entity could incur at least $1.00 of Debt in accordance with the Indenture covenants limiting the incurrence of Debt.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

If a Change of Control occurs, each holder of notes will have the right to require Senior Housing to purchase some or all (in principal amounts of $1,000 or an integral multiple of $1,000) of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), unless, after giving effect to the Change of Control, Moody's and Standard & Poor's shall have confirmed their ratings of the notes at Ba3 or higher and BB- or higher, respectively. From and after the first date on which the notes are rated "Baa3" or higher by Moody's and "BBB-" or higher by Standard & Poor's, our obligations to make a Change of Control Offer will terminate.

Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any notes purchased plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). If a Change of Control Offer is required, within 10 days following a Change of Control, Senior Housing will mail a notice to each holder describing the Change of Control and offering to repurchase notes on a specified date (the "Change of Control Payment Date"). The Change

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of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed.

On the Change of Control Payment Date, Senior Housing will, to the extent lawful:

        (1) accept for payment all notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

        (2) deposit the Change of Control Payment with the paying agent in respect of all notes so accepted; and

        (3) deliver to the trustee the notes accepted and an officers' certificate stating the aggregate principal amount of all notes purchased by Senior Housing.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note in principal amount equal to any unpurchased portion of the notes surrendered.

Senior Housing will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, Senior Housing will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

A third party, instead of Senior Housing, may make the Change of Control Offer in compliance with the requirements set forth in the Indenture and purchase all notes properly tendered and not withdrawn. In addition, Senior Housing will not be obligated to make or consummate a Change of Control Offer if it has irrevocably elected to redeem all of the notes under provisions described under "Optional redemption" and has not defaulted in its redemption obligations. The provisions under the Indenture relating to Senior Housing's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.

Some change of control events constitute a default under our revolving bank credit facility. Future indebtedness of Senior Housing or its Subsidiaries may contain prohibitions on the events that constitute a Change of Control or may require the indebtedness to be purchased or repaid if a Change of Control occurs. Moreover, the exercise by the holders of their right to require Senior Housing to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, Senior Housing's ability to pay cash to the holders of notes if required to do so may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

EVENTS OF DEFAULT, NOTICE AND WAIVER

The Indenture for the notes provides that the term "event of default" for the notes means any of the following:

- We do not pay the principal or any premium on the notes when due and payable;

- We do not pay interest on notes within 30 days after the applicable due date;

- We fail to make or consummate a Change of Control Offer following a Change of Control when required as described under "Repurchase of notes upon a Change of Control";

- We remain in breach of any other term of the Indenture (other than a term added to the Indenture solely for the benefit of series of debt other than the notes we are offering) for 60 days after we

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   receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of the notes may send the notice;

- Final judgments aggregating in excess of $10 million (exclusive of amounts covered by insurance) are entered against us or our Subsidiaries and are not paid, discharged or stayed for a period of 60 days;

- We default under any of our other indebtedness in an aggregate principal amount exceeding $10 million after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 25% in principal amount of the notes may send the notice; or

- We or one of our "Significant Subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

The term "Significant Subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

MODIFICATION OF THE INDENTURE

The prospectus contains a description of our ability to modify the Indenture or the notes under the heading "Description of Debt Securities--Modification of an Indenture". Some types of changes require the consent of all holders of the notes, other types require the consent of the holders of a majority of the outstanding notes, and other types require no noteholder approval.

SINKING FUND

The notes are not entitled to any sinking fund payments.

THE REGISTRAR AND PAYING AGENT

We have initially designated State Street Bank and Trust Company as the registrar and paying agent for the notes. Payments of interest and principal will be made, and the notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture. For notes which we issue in book-entry form represented by a global security, payments will be made to a nominee of the depository.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The provisions of the Indenture relating to defeasance and covenant defeasance described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes.

BOOK ENTRY SYSTEM AND FORM OF NOTES

The notes will be issued in the form of a single fully registered global note without coupons that will be deposited with The Depository Trust Company, New York, New York, or DTC, and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to each owner of notes. One global note will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part

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for a certificated note, the global note may not be transferred, except that
DTC, its nominees, and their successors may transfer the global note as a whole to one another.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (Direct Participants) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its Direct Participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in the notes evidenced by the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Direct Participants) and records of Direct Participants (with respect to beneficial interests of persons who hold through Direct Participants). Neither we nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Direct Participants relating to beneficial ownership interests in the notes. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to own, pledge or transfer beneficial interests in the global note.

So long as DTC or its nominee is the registered owner of the global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as described below, as an owner of a beneficial interest in notes evidenced by the global note you will not be entitled to have any of the individual notes represented by such global note registered in your name, you will not receive or be entitled to receive physical delivery of any such notes in definitive form and you will not be considered the owner or holder thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, you must rely on the procedures of DTC and, if you are not a Direct Participant, on the procedures of the Direct Participant through which you own your interest, to exercise any rights of a holder under the Indenture. We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Direct Participants holding the relevant beneficial interest to give or take such action, and such Direct Participants would authorize beneficial owners through such Direct Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, any premium, if any, and any interest or additional amount on, individual notes represented by a global note registered in the name of the holder of the global note or its nominee will be made by the Trustee to or at the direction of the holder of the global note or its nominee, as the case may be, as the registered owner of the global note under the Indenture. Under the

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terms of the Indenture, we and the Trustee may treat the persons in whose name notes, including a global note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest or additional amount).

We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Direct Participants with such payments in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Direct Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Direct Participants. Redemption notices with respect to any notes will be sent to the holder of the global note (i.e, DTC, its nominee or any subsequent holder). If less than all of the notes of any series are to be redeemed, we expect the holder of the global note to determine the amount of interest of each Direct Participant in the notes to be redeemed by lot. Neither we, the Trustee, any paying agent nor the security registrar for such notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note for such notes.

Neither we nor the Trustee will be liable for any delay by the holder of a global note or DTC in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global note or DTC for all purposes.

The notes, which are represented by the global note, will be exchangeable for certificate notes with the same terms in authorized denominations only if:

- DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

- we determine not to require all of the notes to be represented by a global note and notify the Trustee of our decision, in which case we will issue individual notes in denominations of $1,000 and integral multiples thereof.

SAME DAY SETTLEMENT AND PAYMENT

The Underwriter will make settlement for the notes in immediately available funds. We will make all payments of principal and interest in respect of the notes in immediately available funds.

The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

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                                                                            S-37
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Description of other indebtedness

On a consolidated basis at September 30, 2001, we had $31 million outstanding on our revolving bank credit facility and $9 million in mortgage notes secured by two of our nursing home properties. Our outstanding balance on the revolving bank credit facility was repaid in October 2001. As of September 30, 2001, assuming the completion of the spin-off, the acquisition of 31 senior living communities from Crestline and our October 2001 sale of 14 million common shares, each as described in "Recent developments" and in more detail in our pro forma financial statements included elsewhere in this prospectus supplement and in our Form 8-K dated December 20, 2001, which is incorporated herein by reference, the following table summarizes our other debts (dollars in thousands):

Revolving bank credit facility..............................  $  7,000
Mortgage and other notes payable............................   232,688
Capital lease obligations...................................     9,798
                                                              --------
    Total...................................................  $249,486
                                                              ========

EXISTING CREDIT FACILITY

During 1999, we entered into a revolving credit facility with a group of commercial banks. This facility carries interest at a spread above LIBOR and has a maximum availability of $270 million. The interest rate at September 30, 2001 was 4.67%. As of September 30, 2001, $31 million was outstanding and $239 million was available for drawing under this credit facility. The credit facility borrower is our subsidiary which owns the existing 14 Marriott properties and the credit facility is guaranteed by us and all of our other subsidiaries. The credit facility contains customary affirmative and restrictive covenants regarding, among other things, indebtedness, liabilities, liens, dividends, loans, investments, purchases and fundamental changes to our corporate structure and line of business. The facility matures in September 2002, and is secured by our existing 14 Marriott properties which have a book value before depreciation of $325 million at September 30, 2001.

MORTGAGE AND OTHER NOTES PAYABLE

The mortgage and other notes payable shown above includes $9 million of mortgages secured by two of our nursing homes which have a book value before depreciation of $9 million at September 30, 2001. This debt carries interest at prime less a spread, requires no principal amortization payments prior to its maturity in July 2002. The maturity is subject to extension by us for up to one year to July 2003.

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Description of other indebtedness
--------------------------------------------------------------------------------

The mortgage and other notes payable shown above also include the following debts which are secured by properties which we expect to acquire as part of the pending Crestline transaction (dollars in thousands):

                                                                                                          Crestline
                                                                                                        transaction
                                                                                                     purchase price
           Balance at                                                                                  allocated to
        September 30,                                 Interest    Required principal                      mortgaged
                 2001             Maturity                Rate          amortization    Secured by       properties
-------------------------------------------------------------------------------------------------------------------
      $116,518          December 31, 2006        10% (fixed)         $1,600 per year  8 properties   $     209,365
      $ 92,370               July 3, 2005      LIBOR + 2.75%                    None  8 properties   $     125,988
      $ 14,700           December 1, 2027      5.87% (fixed)                    None    1 property   $      33,336

CAPITAL LEASE OBLIGATIONS

Two of the properties we expect to acquire in the pending Crestline transaction are leased under agreements which are accounted for as capital leases under generally accepted accounting principles, or GAAP. The material financial terms of these leases are as follows (dollars in thousands):

                                                                                        Crestline
                                                                                      transaction
           Balance at                                                              purchase price
        September 30,     Existing term            Required         Number of        allocated to
                 2001            ending    payments in 2001   leased property   leased properties
-------------------------------------------------------------------------------------------------
       $7,654           May 31, 2016                   $969        1 property             $10,735
       $2,144           May 31, 2016                   $271        1 property             $ 6,327

TRUST PREFERRED SECURITIES

Our subsidiary, SNH Capital Trust I, has issued 1,095,750 trust preferred securities. These trust preferred securities have a liquidation value of $25 per security (total $27.4 million), require periodic payments of distributions at the rate of 10.125% per year and mature on June 15, 2041. In connection with the issuance of the trust preferred securities, we issued to SNH Capital Trust I junior subordinated debentures and guaranteed the payment and performance by SNH Capital Trust I of its obligations relating to the trust preferred securities. Both the trust preferred securities and the debentures are unsecured and mature on June 15, 2041. The notes will be senior to our obligations under the debentures and under the guaranty.

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                                                                            S-39
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Material federal income tax consequences

The following summary of federal income tax considerations is based upon the amended Internal Revenue Code of 1986, or the Tax Code, Treasury regulations, and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. We have not sought a ruling from the Internal Revenue Service, or IRS, with respect to any matter described in this summary. The summary applies to you only if you hold our notes as a capital asset. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example, if you are:

- a bank, life insurance company, regulated investment company or other financial institution;

-   a broker or dealer in securities or foreign currency;

-   a person that has a functional currency other than the U.S. dollar;

- a person who acquires our notes in connection with his employment or other performance of services;

-   a person subject to alternative minimum tax;

- a person who owns our notes as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction;

-   a tax-exempt entity; or

-   an expatriate.

In addition, the following summary does not address all possible tax considerations, and in particular does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax considerations. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of our notes.

For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of our notes and for federal income tax purposes are:

- a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

- a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations;

- an estate, the income of which is subject to federal income taxation regardless of its source; or

- a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996, to the extent provided in Treasury regulations;

and if your status as a U.S. holder is not overridden pursuant to the provisions of an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of our notes and are not a U.S. holder.

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Material federal income tax consequences
--------------------------------------------------------------------------------

TAX CONSEQUENCES OF ACQUIRING NOTES IN THIS OFFERING

If you acquire notes in this offering, you will acquire them at a premium over their principal amount and with prior accrued interest, as described below. Subsequent holders of notes issued in this offering will have the same federal income tax consequences as subsequent holders of outstanding notes from the original offering.

TAX CONSEQUENCES FOR U.S. HOLDERS

If you are a U.S. holder:

PAYMENTS OF INTEREST. You must generally include interest on a note in your gross income as ordinary interest income:

- when you receive it, if you use the cash method of accounting for federal income tax purposes or

- when it accrues, if you use the accrual method of accounting for federal income tax purposes.

Purchase price for a note that is allocable to prior accrued interest may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the note. Any interest income so offset is not taxable.

MARKET DISCOUNT. If you acquire a note and your adjusted tax basis in it upon acquisition is less than its principal amount, you will be treated as having acquired the note at a "market discount" unless the amount of this market discount is less than the DE MINIMIS amount (generally 0.25% of the principal amount of the note multiplied by the number of remaining whole years to maturity of the note). Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a note, or any appreciation in a note in the case of a nontaxable disposition such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the note at the time of the disposition. In addition, you may be required to defer, until the maturity of the note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. You should consult with your tax advisor regarding these elections.

AMORTIZABLE BOND PREMIUM. If you acquire a note and your adjusted tax basis in it upon acquisition is greater than its principal amount, you will be treated as having acquired the note with "bond premium." You generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and price than the amount of amortization calculated through that date based on the note's maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and

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                                                                            S-41
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Material federal income tax consequences
--------------------------------------------------------------------------------

schedule of deductions to the extent your note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a note will decrease the gain or increase the loss that you otherwise recognize on a disposition of that note. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. You should consult with your tax advisor regarding this election.

DISPOSITION OF A NOTE. Upon the sale, exchange, redemption, retirement or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in cash or in property, valued at its fair market value, upon this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income, and
(2) your adjusted tax basis in the note. Your adjusted tax basis in the note will, in general, equal your acquisition cost for the note, exclusive of any amount paid allocable to prior accrued interest, as increased by any market discount you have included in income in respect of the note, and as decreased by any amortized bond premium on the note. Except with respect to accrued market discount, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains.

TAX CONSEQUENCES FOR NON-U.S. HOLDERS

If you are a non-U.S. holder:

GENERALLY. You will not be subject to federal income taxes on payments of principal, premium, if any, or interest on a note, or upon the sale, exchange, redemption, retirement or other disposition of a note, if:

- you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting stock;

- your income and gain in respect of the note is not effectively connected with the conduct of a United States trade or business;

- you are not a controlled foreign corporation that is related to or under common control with us;

- we or the applicable paying agent (the "Withholding Agent") have received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, principal or premium occurs, or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8; and

- in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

The IRS Form W-8 or a substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing

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Material federal income tax consequences
--------------------------------------------------------------------------------

the relevant information from the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution. If you are a partner in a partnership holding our notes, both you and the partnership must comply with applicable certification requirements.

Except in the case of income or gain in respect of a note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain recognized by you which does not qualify for exemption from taxation will be subject to federal income tax and withholding at a rate of 30% unless reduced or eliminated by an applicable tax treaty. You must generally use an applicable IRS Form W-8, or a substantially similar form, to claim tax treaty benefits. If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits in order to comply with the applicable certification requirements of the Treasury regulations.

EFFECTIVELY CONNECTED INCOME AND GAIN. If you are a non-U.S. holder whose income and gain in respect of a note is effectively connected with the conduct of a United States trade or business, you will be subject to regular federal income tax on income and gain in generally the same manner as U.S. holders, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest on the notes, you must generally supply to the Withholding Agent an applicable IRS Form W-8, or a substantially similar form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 30.5%, but recently enacted legislation will reduce this rate to 28% over the next several years.

IF YOU ARE A U.S. HOLDER. You may be subject to backup withholding when you receive interest payments on a note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a note. In general, you can avoid this backup withholding if you properly execute under penalties of perjury an IRS Form W-9 or a substantially similar form on which you:

-   provide your correct taxpayer identification number; and

- certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or
    (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS.

Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you are a corporation or come within another enumerated exempt category, interest and other payments on the notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

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                                                                            S-43
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Material federal income tax consequences
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IF YOU ARE A NON-U.S. HOLDER.  The amount of interest paid to you on a note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on a note may be subject to backup withholding, at the current 30.5% rate or subsequent reduced rate, unless you properly certify your non-U.S. holder status on an IRS Form W-8 or a substantially similar form in the manner described above, under "Tax consequences for non-U.S. holders."
Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or a substantially similar form. Even without having executed an IRS Form W-8 or a substantially similar form, however, in some cases information reporting and backup withholding may not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you receive those proceeds through a broker's foreign office.

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Underwriting

Under the terms and subject to the conditions contained in an Underwriting Agreement dated December 20, 2001, the Underwriter named below has agreed to purchase, and we have agreed to sell to the Underwriter, the principal amount of notes listed opposite its name:

                                                                 Principal
                                                                 amount of
Underwriter                                                          notes
--------------------------------------------------------------------------
UBS Warburg LLC.............................................  $45,000,000

The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the notes are subject to the approval of specified legal matters by its counsel and to other conditions. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions described in the Underwriting Agreement, to purchase all the notes offered in this prospectus supplement, if any are purchased. In the event of default by the Underwriter, the Underwriting Agreement provides that, in some circumstances, the Underwriting Agreement may be terminated.

The Underwriter proposes to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 0.50% of the principal amount thereof. The Underwriter may allow, and the dealers may reallow, a concession not in excess of 0.25% of the principal amount thereof to other dealers. After the initial offering of the notes, the public offering price, concession and other selling terms may be changed.

We will pay the Underwriter $18.75 in total underwriting discounts per note and $843,750 in total.

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts, will be $50,000.

The notes constitute a part of a recent issue of securities with a limited history of trading and no established trading market. We do not intend to list the notes on any national securities exchange. No assurance can be given as to whether or not a broad trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

Until the distribution of the notes is completed, rules of the SEC may limit the ability of the Underwriter to bid for and purchase the notes. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes.

If the Underwriter creates a short position in the notes in connection with this offering, i.e., sells more notes than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the Underwriter make any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

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                                                                            S-45
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Underwriting
--------------------------------------------------------------------------------

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

We expect that delivery of the notes will be made against payment therefor on the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof or the next two succeeding business days should consult their own advisor.

The Underwriter engages in transactions with, and from time to time has performed services for, us and our subsidiaries in the ordinary course of business, including serving as our financial advisor in connection with the Crestline transaction and the Five Star spin-off.

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Legal matters

Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, will issue an opinion about the validity of the notes. Dewey Ballantine LLP, New York, New York, is counsel to the Underwriter in connection with this offering.
Sullivan & Worcester LLP and Dewey Ballantine LLP will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our managing trustees, a managing trustee of HRPT, our 29% shareholder, a director and 50% owner of RMR, our investment manager, and a director and 50% owner of FSQ, our property operator. Sullivan & Worcester LLP represents HRPT, RMR, FSQ and their affiliates on various matters.

Experts

Arthur Andersen LLP, independent public accountants, have audited the consolidated financial statements of CSL Group, Inc. and subsidiaries (a business unit wholly owned by Crestline Capital Corporation) as partitioned for sale to SNH/CSL Properties Trust included in our Current Report on Form 8-K dated September 21, 2001, as set forth in their report, which is incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. These consolidated financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving their report. See also "Experts" in the accompanying prospectus.

                                   ---------

The Articles of Amendment and Restatement establishing Senior Housing Properties Trust, dated September 20, 1999, a copy of which, together with all amendments thereto, is duly filed in the office of the Department of Assessments and Taxation of the State of Maryland, provides that the name "Senior Housing Properties Trust" refers to the trustees under the Declaration of Trust, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Senior Housing Properties Trust shall be held to any personal liability, for any obligation of, or claim against, Senior Housing Properties Trust. All persons dealing with Senior Housing Properties Trust, shall look only to the assets of Senior Housing Properties Trust for the payment of any sum or the performance of any obligation.

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                                                                            S-47
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Glossary

"ACQUIRED DEBT" means Debt of a person or entity (1) existing at the time such person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such person or entity, in each case, other than Debt incurred in connection with, or in contemplation of, such person or entity becoming a Subsidiary or such acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any person or entity or the date the acquired entity becomes a Subsidiary.

"ANNUAL DEBT SERVICE" as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of Senior Housing and its Subsidiaries excluding amortization of debt discount and deferred financing cost.

"BUSINESS DAY" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

"CAPITAL STOCK" means, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

"CASH EQUIVALENTS" means demand deposits, certificates of deposit or repurchase agreements with banks or financial institutions, marketable obligations of the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, "P-2" or better by Moody's or "A-2" or better by Standard & Poor's.

"CHANGE OF CONTROL" means such time as any "person" or "group" (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than an Excluded Person, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the voting shares of Senior Housing on a fully diluted basis. An "Excluded Person" includes (i) Reit Management & Research LLC, HRPT Properties Trust, Hospitality Properties Trust, any other entity for which financing, investment and operating oversight for substantially all of such entity's activities is provided by Reit Management, or any successor to or affiliate of such persons, and (ii) any person or group acquiring shares issued by Senior Housing in connection with a merger or acquisition, if the person or group has agreed with us to distribute such shares to the holders of its or their securities within a period of not longer than one year and, giving pro forma effect to such distribution as of the date on which the agreement for the merger or acquisition was entered into (and giving effect to the transactions contemplated by that agreement), no Change of Control would have occurred; provided that if such distribution has not occurred by the end of such period, a "Change of Control" shall be deemed to have occurred.

"CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Earnings from Operations of Senior Housing and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) interest or distributions on Debt of Senior Housing and its Subsidiaries, (2) provision for taxes of Senior Housing and its Subsidiaries based on income, (3) amortization of debt discount and deferred financing costs, (4) provisions for gains and losses on properties and property depreciation and amortization, (5) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (6) amortization of deferred charges.

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--------------------------------------------------------------------------------

"DEBT" of Senior Housing or any Subsidiary means, without duplication, any indebtedness of Senior Housing or any Subsidiary, whether or not contingent, in respect of:

    (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments,

    (2) indebtedness for borrowed money secured by any encumbrance existing on property owned by Senior Housing or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such encumbrance,

    (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of Senior Housing or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense, trade payable, conditional sale obligations or obligations under any title retention agreement,

    (4) the principal amount of all obligations of Senior Housing or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or

    (5) any lease of property by Senior Housing or any Subsidiary as lessee which is reflected on Senior Housing's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on Senior Housing's consolidated balance sheet in accordance with GAAP.

Debt also includes, to the extent not otherwise included, any obligation by Senior Housing or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than Senior Housing or any Subsidiary); it being understood that Debt shall be deemed to be incurred by Senior Housing or any Subsidiary whenever Senior Housing or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

"DISQUALIFIED STOCK" means, with respect to any entity, any Capital Stock of such entity which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (other than pursuant to a change of control provision not materially more favorable to the holder thereof than as described under "Description of notes--Repurchase of notes upon a change of control"), (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt), (2) is convertible into or exchangeable or exercisable for Debt, other than Subordinated Debt or Disqualified Stock, or
(3) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt); in each case on or prior to the stated maturity of the notes.

"EARNINGS FROM OPERATIONS" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, distributions on equity securities and property valuation losses, as reflected in the financial statements of Senior Housing and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

--------------------------------------------------------------------------------

Glossary
--------------------------------------------------------------------------------

"EXCLUDED REFUNDING" means, at any time, any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Debt of the Company or any Subsidiary in an amount not exceeding the aggregate Net Cash Proceeds received by the Company and its Subsidiaries from the substantially concurrent sale of Qualified Subordinated Debt, to the extent such proceeds have not theretofore been taken in account in calculating the amount of an Excluded Refunding. For such purpose, "QUALIFIED SUBORDINATED DEBT" means Subordinated Debt of the Company or a Subsidiary of the Company (or trust preferred securities or similar Capital Stock of a Subsidiary or the Company as to which any related Debt of the Company or other Subsidiaries of the Company is Subordinated Debt) which does not mature and is not subject to mandatory repurchase or redemption or to repurchase or redemption at the option of the holder thereof (other than pursuant to a change of control provision not materially more favorable to the holder thereof than as described under "Description of notes--Repurchase of notes upon a change of control") in whole or in part prior to the stated maturity of the Notes.

"FUNDS FROM OPERATIONS" for any period means Earnings from Operations for such period plus amounts which have been deducted, and minus amounts that have been added, for the following (without duplication): (1) provision for taxes of Senior Housing and its Subsidiaries based on income, (2) amortization of debt discount and deferred financing costs, (3) provisions for gains and losses on properties and property depreciation and amortization, (4) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (5) expenses and charges relating to the spin-off of Five Star and (6) amortization of deferred charges.

"MOODY'S" means Moody's Investors Service, Inc. or any successor.

"SECURED DEBT" means Debt secured by a mortgage, lien, charge, pledge or security interest or other encumbrance on the property of Senior Housing or its Subsidiaries.

"STANDARD & POOR'S" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor.

"SUBORDINATED DEBT" means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the notes.

"SUBSIDIARY" means any corporation or other entity of which a majority of
(1) the voting power of the voting equity securities or (2) the outstanding equity interests of which are owned, directly or indirectly, by Senior Housing or one or more other Subsidiaries of Senior Housing. For the purposes of this definition, voting equity securities means equity securities having voting power for the election of directors or similar functionaries, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

"TOTAL ASSETS" as of any date means the sum of (1) the Undepreciated Real Estate Assets and (2) all other assets of Senior Housing and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"TOTAL UNENCUMBERED ASSETS" means the sum of (1) the amount of Undepreciated Real Estate Assets of Senior Housing and its Subsidiaries not securing any portion of Secured Debt, and (2) the amount of all other assets, including accounts receivable and intangibles, of Senior Housing and its Subsidiaries not securing any portion of Secured Debt determined on a consolidated basis in accordance with GAAP. If Secured Debt secured by real estate or other property or assets of Senior Housing or its Subsidiaries (the "Secondary Collateral") is fully defeased in accordance with the terms thereof or is also secured by cash or Cash Equivalents in an amount (determined at the lesser of carrying value in accordance with GAAP or fair market value) at least equal to the outstanding principal amount of

--------------------------------------------------------------------------------

Glossary
--------------------------------------------------------------------------------

such Secured Debt, such Secondary Collateral shall be deemed not to secure any portion of such Secured Debt for purposes of this definition.

"UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements less adjustments to carrying value in accordance with GAAP made prior to January 1, 2001) of real estate and associated tangible personal property used in connection with the real estate assets of Senior Housing and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

"UNSECURED DEBT" means any Debt of Senior Housing or its Subsidiaries which is not Secured Debt.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INDEX TO PRO FORMA FINANCIAL STATEMENTS

----------------------------------------------------------------------
Introduction to Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................    P-2

Unaudited Pro Forma Condensed Consolidated Balance Sheet at
  September 30, 2001........................................    P-3

Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the nine months ended September 30, 2001.......    P-4

Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the twelve months ended September 30, 2001.....    P-5

Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................    P-6

--------------------------------------------------------------------------------

                        Senior Housing Properties Trust
--------------------------------------------------------------------------------

      Introduction to Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2001, and Pro Forma Condensed Consolidated Statements
       of Income for the Nine and Twelve Months Ended September 30, 2001

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2001, gives separate effect to: (1) our issuance of 14,047,000 common shares of beneficial interest in October 2001; (2) our December 2001 sale of $200 million of 8 5/8% Senior Notes due 2012 and this offering; (3) the pending Five Star spin-off, the lease to Five Star of 56 properties and related transactions described in the notes thereto; and (4) the proposed acquisition of 31 properties from Crestline, the lease of those properties to Five Star and related transactions described in the notes thereto, as though all such transactions had occurred on September 30, 2001.

The following unaudited pro forma condensed consolidated statements of income give separate effect to: (1) our sale of four properties in October 2000, financing transactions completed after October 1, 2000, and certain other transactions described in the notes thereto; (2) our December 2001 sale of $200 million of 8 5/8% Senior Notes due 2012 and this offering; (3) the pending Five Star spin-off, the lease to Five Star of 56 properties and related transactions as described in the notes thereto; and (4) the proposed acquisition of 31 properties from Crestline, the lease of those properties to Five Star and related transactions described in the notes hereto, as though all such transactions occurred at the beginning of the periods indicated.

The pro forma information is based in part upon (1) our historical financial statements filed on our Form 10-Q for the quarter ended September 30, 2001 and our Form 10-K for the year ended December 31, 2000; and (2) the financial statements of CSL Group, Inc. and Subsidiaries as Partitioned For Sale to SNH/CSL Properties Trust filed on our Forms 8-K incorporated herein by reference. This pro forma information should be read in conjunction with all of these financial statements and related notes. In the opinion of management, all adjustments necessary to reflect the effects of the transactions described above have been made in the pro forma information.

The following unaudited pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of the date or for the period indicated, nor does it purport to represent our financial position or results of operations for future periods.

--------------------------------------------------------------------------------

Senior Housing Properties Trust
--------------------------------------------------------------------------------

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               September 30, 2001
                             (dollars in thousands)
                                  (unaudited)

                                                     December
                                                         2001
                                           October      Notes
                                              2001   Offering                    Pending                       Pending
                                            Equity   and This                   Spin-off                   Acquisition
                             Historical   Offering   Offering    Subtotal    Adjustments       Subtotal    Adjustments
----------------------------------------------------------------------------------------------------------------------
Assets                                      (A)        (B)
Real estate, net..........    $476,437         $--        $--    $476,437        $(3,040)(C)   $473,397       $600,086 (J)
Cash and cash
  equivalents.............       8,084     140,635    238,463     387,182        (28,286)(D)    358,896       (358,420)(K)
Accounts receivable,
  net.....................      39,133                             39,133        (34,511)(E)      4,622
Other assets..............      37,994                  5,144      43,138         (4,548)(F)     38,590            269 (L)
                             ---------    --------   --------   ---------   ------------      ---------   ------------
                              $561,648    $140,635   $243,607    $945,890       $(70,385)      $875,505       $241,935
                             =========    ========   ========   =========   ============      =========   ============

Liabilities and
  Shareholders' Equity
Revolving credit
  facility................     $31,000    $(31,000)       $--         $--            $--            $--         $7,000 (M)
8 5/8% senior unsecured
  notes due 2012, net of
  discount................          --                243,607     243,607                       243,607
Other debt................       9,100                              9,100                         9,100        233,386 (M)
Prepaid and deferred
  rents...................       9,475                              9,475                         9,475
Security deposits.........       1,520                              1,520                         1,520
Accounts payable and
  accrued expenses........      16,113                             16,113        (16,113)(G)
Other liabilities.........       7,185                              7,185         (4,272)(H)      2,913          1,549 (N)
                             ---------    --------   --------   ---------   ------------      ---------   ------------
Total liabilities.........      74,393     (31,000)   243,607     287,000        (20,385)       266,615        241,935
Trust preferred
  securities..............      27,394                             27,394                        27,394
Shareholders' equity......     459,861     171,635                631,496        (50,000)(I)    581,496
                             ---------    --------   --------   ---------   ------------      ---------   ------------
                              $561,648    $140,635   $243,607    $945,890       $(70,385)      $875,505       $241,935
                             =========    ========   ========   =========   ============      =========   ============


                              Pro Forma
--------------------------  -----------
Assets
Real estate, net..........   $1,073,483
Cash and cash
  equivalents.............          476
Accounts receivable,
  net.....................        4,622
Other assets..............       38,859
                            -----------
                             $1,117,440
                            ===========
Liabilities and
  Shareholders' Equity
Revolving credit
  facility................       $7,000
8 5/8% senior unsecured
  notes due 2012, net of
  discount................      243,607
Other debt................      242,486
Prepaid and deferred
  rents...................        9,475
Security deposits.........        1,520
Accounts payable and
  accrued expenses........           --
Other liabilities.........        4,462
                            -----------
Total liabilities.........      508,550
Trust preferred
  securities..............       27,394
Shareholders' equity......      581,496
                            -----------
                             $1,117,440
                            ===========

--------------------------------------------------------------------------------

Senior Housing Properties Trust
--------------------------------------------------------------------------------

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    For Nine Months Ended September 30, 2001
                (amounts in thousands, except per share amounts)
                                  (unaudited)

                                                        December
                                                            2001
                                                           Notes
                                                        Offering                       Pending                       Pending
                                            Financing   and This                      Spin-off                   Acquisition
                            Historical    Adjustments   Offering       Subtotal    Adjustments       Subtotal    Adjustments
----------------------------------------------------------------------------------------------------------------------------
Revenues:
Rental income............     $33,302             $--        $--        $33,302         $5,250 (U)    $38,552        $47,250 (X)
Facilities' operations...     170,681                                   170,681       (170,681)(V)         --
Interest and other
  income.................         897                                       897                           897
FF&E reserve income......          --                                        --                            --          4,293 (Y)
                            ---------    ------------   --------      ---------   ------------      ---------   ------------
Total revenues...........     204,880                                   204,880       (165,431)        39,449         51,543
Expenses:
Interest.................       4,900          (4,373)(O)   16,338 (T)    16,865            --         16,865         15,192 (Z)
Distributions on trust
  preferred securities...         749           1,359 (P)                 2,108                         2,108
Depreciation.............      14,537                                    14,537         (1,098)(W)     13,439         12,752 (AA)
Facilities' operations...     166,230                                   166,230       (166,230)(V)         --
General and
  administrative
--Recurring..............       3,189                                     3,189                         3,189          2,625 (AA)
--Related to foreclosures
  and lease
  terminations...........       4,167          (4,167)(S)                    --                            --
                            ---------    ------------   --------      ---------   ------------      ---------   ------------
Total expenses...........     193,772          (7,181)    16,338        202,929       (167,328)        35,601         30,569
                            ---------    ------------   --------      ---------   ------------      ---------   ------------
Income before gain on
  sale of properties.....     $11,108          $7,181   $(16,338)        $1,951         $1,897         $3,848        $20,974
                            =========    ============   ========      =========   ============      =========   ============
Weighted average shares
  outstanding............      27,049          16,373 (Q)                43,422                        43,422
                            =========    ============                 =========                     =========
Basic and diluted
  earnings per share:
Net income...............       $0.41                                     $0.04                         $0.09
                            =========                                 =========                     =========
Other Data:
    EBIDA(1).............     $31,294                                   $35,461                       $36,260
                            =========                                 =========                     =========


                                 Pro
                               Forma
-------------------------  ---------
Revenues:
Rental income............    $85,802
Facilities' operations...         --
Interest and other
  income.................        897
FF&E reserve income......      4,293
                           ---------
Total revenues...........     90,992
Expenses:
Interest.................     32,057
Distributions on trust
  preferred securities...      2,108
Depreciation.............     26,191
Facilities' operations...         --
General and
  administrative
--Recurring..............      5,814
--Related to foreclosures
  and lease
  terminations...........         --
                           ---------
Total expenses...........     66,170
                           ---------
Income before gain on
  sale of properties.....    $24,822
                           =========
Weighted average shares
  outstanding............     43,422
                           =========
Basic and diluted
  earnings per share:
Net income...............      $0.57
                           =========
Other Data:
    EBIDA(1).............    $85,178
                           =========

-------------

(1) EBIDA represents earnings before gain on sale of properties, interest, distributions on trust preferred securities and depreciation. We understand that some industry analysts and investors consider EBIDA to be useful in analyzing the operating performance of a company and its ability to service debt. EBIDA, however, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBIDA is not a measure determined in accordance with generally accepted accounting principles and is thus susceptible to varying interpretations and calculations, EBIDA, as presented, may not be comparable to other similarly titled measures of other companies. EBIDA does not represent an amount of funds that is available for our discretionary use.

--------------------------------------------------------------------------------

Senior Housing Properties Trust
--------------------------------------------------------------------------------

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   For Twelve Months Ended September 30, 2001
                (amounts in thousands, except per share amounts)
                                  (unaudited)

                                                        December
                                                            2001
                                                           Notes
                                            Financing   Offering                       Pending                       Pending
                                            and Other   and This                      Spin-off                   Acquisition
                            Historical    Adjustments   Offering       Subtotal    Adjustments       Subtotal    Adjustments
----------------------------------------------------------------------------------------------------------------------------
Revenues:
Rental income............     $47,799         $(1,050)(R)      $--      $46,749         $7,000 (U)    $53,749        $63,000 (X)
Facilities' operations...     170,681                                   170,681       (170,681)(V)         --
Other real estate
  income.................       1,292                                     1,292         (1,292)(V)         --
Interest and other
  income.................       1,088                                     1,088                         1,088
FF&E reserve income......          --                                        --                            --          5,992 (Y)
Gain on foreclosures and
  lease terminations.....       7,105          (7,105)(S)                    --                            --
                            ---------    ------------   --------      ---------   ------------      ---------   ------------
Total revenues...........     227,965          (8,155)                  219,810       (164,973)        54,837         68,992
Expenses:
Interest.................       7,671          (6,923)(O)   21,784 (T)    22,532                       22,532         20,851 (Z)
Distributions on trust
  preferred securities...         749           2,062 (P)                 2,811                         2,811
Depreciation.............      19,298            (194)(R)                19,104         (1,253)(W)     17,851         17,003 (AA)
Facilities' operations...     166,230                                   166,230       (166,230)(V)         --
General and
  administrative
--Recurring..............       4,273             (43)(R)                 4,230                         4,230          3,500 (AA)
--Related to foreclosures
  and lease
  terminations...........       6,816          (6,816)(S)                    --                            --
                            ---------    ------------   --------      ---------   ------------      ---------   ------------
Total expenses...........     205,037         (11,914)    21,784        214,907       (167,483)        47,424         41,354
                            ---------    ------------   --------      ---------   ------------      ---------   ------------
Income before gain on
  sale of properties.....     $22,928          $3,759   $(21,784)        $4,903         $2,510         $7,413        $27,638
                            =========    ============   ========      =========   ============      =========   ============
Weighted average shares
  outstanding............      26,766          16,656 (Q)                43,422                        43,422
                            =========    ============                 =========                     =========
Basic and diluted
  earnings per share:
Income before gain on
  sale of properties.....       $0.86                                     $0.11                         $0.17
                            =========                                 =========                     =========
Other Data:
  EBIDA(1)...............     $50,646                                   $49,350                       $50,607
                            =========                                 =========                     =========


                                 Pro
                               Forma
-------------------------  ---------
Revenues:
Rental income............   $116,749
Facilities' operations...         --
Other real estate
  income.................         --
Interest and other
  income.................      1,088
FF&E reserve income......      5,992
Gain on foreclosures and
  lease terminations.....         --
                           ---------
Total revenues...........    123,829
Expenses:
Interest.................     43,383
Distributions on trust
  preferred securities...      2,811
Depreciation.............     34,854
Facilities' operations...         --
General and
  administrative
--Recurring..............      7,730
--Related to foreclosures
  and lease
  terminations...........         --
                           ---------
Total expenses...........     88,778
                           ---------
Income before gain on
  sale of properties.....    $35,051
                           =========
Weighted average shares
  outstanding............     43,422
                           =========
Basic and diluted
  earnings per share:
Income before gain on
  sale of properties.....      $0.81
                           =========
Other Data:
  EBIDA(1)...............   $116,099
                           =========

-------------

(1) EBIDA represents earnings before gain on sale of properties, interest, distributions on trust preferred securities and depreciation. We understand that some industry analysts and investors consider EBIDA to be useful in analyzing the operating performance of a company and its ability to service debt. EBIDA, however, is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBIDA is not a measure determined in accordance with generally accepted accounting principles and is thus susceptible to varying interpretations and calculations, EBIDA, as presented, may not be comparable to other similarly titled measures of other companies. EBIDA does not represent an amount of funds that is available for our discretionary use.

--------------------------------------------------------------------------------

Senior Housing Properties Trust
--------------------------------------------------------------------------------

    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                             (dollars in thousands)

A. Represents our issuance of common shares in October 2001. A portion of the net proceeds was used to reduce our revolving credit facility to zero. The remaining net proceeds are held as cash and cash equivalents:

Total common shares issued..................................  14,047,000
Price per common share......................................    x $12.90
                                                              ----------
Gross proceeds..............................................    $181,206
Underwriter's discount and other issuance costs.............      (9,571)
                                                              ----------
Net proceeds from issuance of common shares.................     171,635
Net proceeds applied to credit facility.....................     (31,000)
                                                              ----------
Net cash and cash equivalents...............................    $140,635
                                                              ==========

B. Represents (1) our issuance of $200 million of 8 5/8% senior unsecured notes due 2012 in December 2001 and (2) our issuance of $45 million of 8 5/8% senior unsecured notes due 2012 in this offering. The estimated underwriter's discount and other issuance costs constitute other assets to be amortized over the term of the notes.

                                                         $200 Million
                                                         Senior Notes
                                                          Issued in
                                                           December
                                                             2001       This Offering     Total
-------------------------------------------------------------------------------------------------
Gross proceeds.........................................    $200,000        $45,000      $245,000
Add (Less): premium (discount).........................      (1,674)           281        (1,393)
                                                          ---------     ----------      --------
Adjusted gross proceeds................................     198,326         45,281       243,607
Underwriter's commission and other issuance costs......      (4,250)          (894)       (5,144)
                                                          ---------     ----------      --------
Net cash proceeds......................................    $194,076        $44,387      $238,463
                                                          =========     ==========      ========

C. Represents the real estate and related personal property owned by Five Star at the time of the spin-off.

D. Represents cash which will be contributed by us to Five Star as part of its capitalization immediately prior to the spin-off, as follows:

Net equity to be contributed................................   $50,000
Real estate and related personal property (See Note C)......    (3,040)
Accounts receivable (See Note E)............................   (34,511)
Prepaid expenses (See Note F)...............................    (4,548)
Accounts payable and accrued expenses (See Note G)..........    16,113
Other liabilities (See Note H)..............................     4,272
                                                              --------
Net cash and cash equivalents...............................   $28,286
                                                              ========

E. Represents patient accounts receivable arising from 56 nursing home operations which will belong to Five Star at the time of the spin-off.

F. Represents primarily prepaid expenses associated with the 56 nursing home operations which will belong to Five Star at the time of the spin-off.

--------------------------------------------------------------------------------

Senior Housing Properties Trust
--------------------------------------------------------------------------------

    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                  (continued)
                             (dollars in thousands)

G. Represents accounts payable and accrued expenses associated with the 56 nursing home operations which will belong to Five Star at the time of the spin-off.

H. Represents other liabilities associated with the 56 nursing home operations which will be liabilities of Five Star at the time of the spin-off.

I. Represents the net equity (assets in excess of liabilities, see Notes C through H) which will be contributed by us to Five Star at the time of the spin-off.

J. The purchase of properties from Crestline will be reported using the purchase method of accounting. Estimated closing costs and contractual adjustments are estimated at $2,733, net. When these properties are leased to Five Star, Five Star will assume the operating accounts receivable and operating accounts payable and accrued operating expenses and we will make a payment to Five Star of the amount of these operating liabilities in excess of these operating assets, estimated to be $3,573. Accordingly, using the data as of the end of Crestline's 2001 third fiscal quarter (September 7, 2001), amounts allocated to fixed assets are as follows:

Contract purchase price.....................................  $600,000
Estimated closing costs and adjustments, net................     2,733
Estimated payment to Five Star at lease commencement........     3,573
                                                              --------
  Subtotal..................................................   606,306
Monetary assets assumed from Crestline (see Note L).........    (7,769)
Monetary liabilities assumed from Crestline other than
  funded debt (see Note N)..................................     1,549
                                                              --------
Total fixed assets..........................................  $600,086
                                                              ========

K. Represents estimated cash used to complete the purchase from Crestline, as follows:

Adjusted contract price, closing costs and payments to Five
  Star (See Note J).........................................  $606,306
Assumed Crestline debt, including capital leases (See
  Note M)...................................................  (233,386)
Borrowings under our revolving bank credit facility (See
  Note M)...................................................    (7,000)
Deposit applied (See Note L)................................    (7,500)
                                                              --------
Net cash used...............................................  $358,420
                                                              ========

L. Amounts allocated to other assets represent cash deposits in restricted accounts for use: (1) servicing future interest payments on assumed mortgage debt; (2) real estate tax escrows; and (3) cash escrow accounts for capital expenditures at the facilities. The assets received in the Crestline transaction are offset by a deposit currently in escrow that will be applied to the purchase price when the Crestline transaction is closed:

Assets received.............................................    $7,769
Deposit to be applied.......................................    (7,500)
                                                              --------
Net adjustment to other assets..............................      $269
                                                              ========

M. To finance the acquisition from Crestline, we expect to assume certain existing Crestline debts and to draw $7,000 under our revolving bank credit facility, as follows:

Assumed Crestline debt, including capital leases............  $233,386
Borrowings under our revolving credit facility..............     7,000

N. Other liabilities primarily represent accrued interest related to the assumed Crestline debt.

--------------------------------------------------------------------------------

Senior Housing Properties Trust
--------------------------------------------------------------------------------

    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                  (continued)
                             (dollars in thousands)

O. Common equity issuances during the pro forma periods produced net proceeds sufficient to repay our outstanding revolving credit facility balance in full on a pro forma basis. This adjustment represents the elimination of historical interest expense on our revolving credit facility and an adjustment for interest on $9,100 of mortgages payable, which we obtained in July 2001. The mortgages require interest to be paid based on prime less a discount. The interest expense adjustment was calculated as follows:

                                                                 Nine Months     Twelve Months
                                                                       Ended             Ended
                                                               September 30,     September 30,
                                                                        2001              2001
----------------------------------------------------------------------------------------------
Mortgage balance............................................          $9,100            $9,100
Average rate for period (6.5% per annum for nine month
  period; 7.0% per annum for the 12 month period)...........            4.88%              7.0%
                                                              --------------   ---------------
Interest accrued or paid....................................             444               637
Add: Amortization of deferred mortgage financing fees.......              83               111
                                                              --------------   ---------------
Pro forma mortgage interest.................................             527               748
Less: historical interest expense...........................          (4,900)           (7,671)
                                                              --------------   ---------------
Net adjustment..............................................         $(4,373)          $(6,923)
                                                              ==============   ===============

P. During June and July 2001, we issued trust preferred securities. This adjustment represents distributions on the trust preferred securities as follows:

                                                                 Nine Months     Twelve Months
                                                                       Ended             Ended
                                                               September 30,     September 30,
                                                                        2001              2001
----------------------------------------------------------------------------------------------
Gross amount of trust preferred securities..................         $27,394           $27,394
Distribution rate (10.125% per annum).......................         7.59375%           10.125%
                                                              --------------   ---------------
Total pro forma distributions for the period................           2,080             2,774
Add: Amortization of related deferred issuance costs........              28                37
                                                              --------------   ---------------
Distributions for period....................................           2,108             2,811
Less: Amount included in historical results.................            (749)             (749)
                                                              --------------   ---------------
Net adjustment..............................................          $1,359            $2,062
                                                              ==============   ===============

Q. Represents the impact of the common equity issuance described in Note A and our July 2001 common equity issuance of 3,445,000 shares on our weighted average common shares outstanding during the periods shown.

R. Represents elimination of rental income, depreciation expense and general and administrative expense related to four facilities we sold in October 2000.

S. Represents the elimination of the gain on foreclosure and lease terminations and the related general and administrative expenses because they are not expected to recur.

--------------------------------------------------------------------------------

Senior Housing Properties Trust
--------------------------------------------------------------------------------

    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                  (continued)
                             (dollars in thousands)

T. Represents the interest expense related to (1) the $200 million of 8 5/8% senior notes due 2012 issued in December 2001 and (2) the $45 million of 8 5/8% senior notes due 2012 issued in this offering:

                                                                 Nine Months     Twelve Months
                                                                       Ended             Ended
                                                               September 30,     September 30,
                                                                        2001              2001
----------------------------------------------------------------------------------------------
Total issuance..............................................        $245,000          $245,000
Average rate for period (8.625% per annum)..................         6.46875%            8.625%
                                                              --------------   ---------------
Interest accrued............................................          15,848            21,131
Add: amortization of related discount, net and deferred
  financing fees............................................             490               653
                                                              --------------   ---------------
Total adjustment............................................         $16,338           $21,784
                                                              ==============   ===============

U. Represents minimum rent expected to be paid by Five Star for our 56 nursing home properties. Additional rent equal to 3% of Five Star's revenues at these properties in excess of 2003 revenues is due us beginning in 2004.

V. Represents elimination, for the nine months ended September 30, 2001, of facilities' operating revenues and expenses, and for the twelve months ended September 30, 2001, of facilities' operating revenues and expenses and other real estate income. These amounts were derived from the operations of facilities that were conducted for our own account. These facilities will be leased by Five Star subsequent to the spin-off and no longer operated for our account.

W. Represents the elimination of historical depreciation expense related to the property which will belong to Five Star at the time of the spin-off (see Note C).

X. Represents minimum rent expected to be paid by Five Star for the 31 properties which we expect to acquire in the pending Crestline transaction. Additional rent equal to 5% of revenues at these properties in excess of 2002 revenues is due beginning in 2003.

Y.  In addition to the minimum rent and additional rent described in Note U and
    Note X, our lease with Five Star and the Marriott management agreements for the 31 properties to be acquired from Crestline will require Five Star to deposit a percentage of gross revenues from these properties into an FF&E reserve for capital expenditures at the 31 properties which we expect to acquire in the pending Crestline transaction. The FF&E reserve accounts and improvements and other items purchased with those funds will belong to us. Accordingly, the periodic deposits will be reported as additional rental income to us under GAAP.

--------------------------------------------------------------------------------

Senior Housing Properties Trust
--------------------------------------------------------------------------------

    NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                  (continued)
                             (dollars in thousands)

Z. To complete the purchase from Crestline, we will assume debts as described in Note M above. These debts bear interest at various rates, including some at floating rates based on LIBOR. The applicable interest rates during the pro forma periods, assuming LIBOR equals its monthly average during the periods presented, were as follows:

                                                                 Nine Months     Twelve Months
                                                                       Ended             Ended
                                                               September 30,     September 30,
                                                                        2001              2001
----------------------------------------------------------------------------------------------
Assumed term debt including capitalized leases, fixed
  rates.....................................................             9.4%              9.4%
Assumed term debt, floating rates...........................             7.1%              7.7%
Revolving bank credit facility, floating rate...............             6.3%              6.9%

    The outstanding balance for the obligations described above are as follows as of September 30, 2001:

Assumed term debt including capitalized leases, fixed
  rates.....................................................         $141,016
Assumed term debt, floating rates...........................           92,370
Revolving bank credit facility, floating rate...............            7,000
                                                                     --------
Total.......................................................         $240,386
                                                                     ========

    On a pro forma basis, the combination of the average interest rates and the debt balances set forth above produce interest expense as follows:

                                                                 Nine Months     Twelve Months
                                                                       Ended             Ended
                                                               September 30,     September 30,
                                                                        2001              2001
----------------------------------------------------------------------------------------------
Assumed term debt including capitalized leases, fixed
  rates.....................................................          $9,942           $13,256
Assumed term debt, floating rates...........................           4,919             7,112
Revolving bank credit facility, floating rate...............             331               483
                                                              --------------   ---------------
Total.......................................................         $15,192           $20,851
                                                              ==============   ===============

AA. Represents the impact of the purchase of the 31 properties from Crestline on depreciation expense and general and administrative expense.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $45,000,000

                                     [LOGO]

                          8 5/8% Senior Notes due 2012

                            ------------------------

                             PROSPECTUS SUPPLEMENT
                               December 20, 2001
                          ----------------------------

                                  UBS Warburg

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